UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
IPG PHOTONICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2016
Dear Fellow Stockholder:
You are cordially invited to attend our annual meeting of stockholders on June 1, 2016. We will hold the meeting at 10:00 a.m. Eastern Time at our world headquarters, 50 Old Webster Road, Oxford, Massachusetts 01540.
At this year's meeting, you will be asked to elect nine directors to our Board of Directors for a term of one year, to ratify the appointment of our independent registered public accounting firm for 2016 and to transact any other business properly brought before the meeting. Our Board of Directors recommends that you approve each of these proposals. I urge you to read the proxy statement for further details about the proposals.

A notice of the annual meeting, a proxy statement, proxy card and our 2015 annual report to stockholders, which provide detailed information relating to our activities and operating performance, accompany this letter.

Like last year, we are delivering our proxy statement and 2015 annual report pursuant to the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the internet. We believe that adopting this process will expedite stockholders’ receipt of proxy materials and also will lower the cost and environmental impact of our annual meeting. On or about April 12, 2016, we will mail to our stockholders a notice containing instructions on how to access our proxy materials online. In addition, this proxy statement and the notice mailed to stockholders includes instructions on how you can receive a paper copy of our proxy materials.
Whether or not you plan to attend the annual meeting of stockholders, we encourage you to cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided. You may also vote your shares using the internet or the telephone by following the instructions provided on the enclosed proxy card.
Sincerely,

/s/ Valentin P. Gapontsev

Dr. Valentin P. Gapontsev Chairman of the Board of Directors and Chief Executive Officer

IPG PHOTONICS CORPORATION
50 Old Webster Road
Oxford, Massachusetts 01540
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
We invite you to attend our annual meeting of stockholders which is being held as follows:

Date:	June 1, 2016
Time:	10:00 a.m. Eastern Time
Location:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts 01540
At the meeting, we will ask our stockholders to:

1	elect nine directors named in the proxy to serve until our 2017 annual meeting of stockholders and
2	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.
Stockholders will also transact any other business that may properly come before the meeting.
You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly vote your shares. Only stockholders of record at the close of business on April 4, 2016 may vote at the meeting.

By order of the Board of Directors IPG PHOTONICS CORPORATION

/s/ Angelo P. Lopresti
Angelo P. Lopresti Secretary
April 5, 2016
Oxford, Massachusetts

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 1, 2016: The proxy statement and 2015 annual report to stockholders are available at:
www.edocumentview.com/ipgp
If you want to receive a paper copy or e-mail of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy to our Investor Relations at ipgp@investorrelations.com or by telephone (617) 542-5300. Please make your request on or before May 20, 2016 to facilitate timely delivery.

PROXY SUMMARY

This summary highlights information available within our proxy statement. You should consider all of the information available in the proxy statement prior to voting your shares. Additional information on the Company's performance in 2015 can be found in our 2015 annual report to stockholders.

2016 Annual Meeting Information

Time and Date: 10:00 a.m. Eastern Time on Tuesday, June 1, 2016

Location: IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts, 01540

Record Date: April 4, 2016

Voting: Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for the other proposal to be voted on.

Voting Your Shares

We encourage you to vote by proxy, even if you plan to attend the annual meeting. Your vote is important and will contribute to the future of IPG. You can vote your shares using one of the following methods:

•	Completing and mailing the enclosed proxy card
•	Calling (800) 652-8683
•	Visiting www.investorvote.com/ipgp
•	In person at the annual meeting

If you own shares through a bank, broker, trustee, nominee or other institution, they will provide you with our proxy statement and any other solicitation materials, as well as voting instructions.

Items of Business

Item Number	Description	Board Vote Recommendation
1	Elect nine directors named in the proxy to serve until our 2017 annual meeting of stockholders	FOR
2	Ratify the Company's independent registered public accounting firm	FOR

Election of Directors (Proposal No. 1)

IPG Photonics is recommending the election of the nine current directors on its Board of Directors (the "Board"). The following table provides summary information about each director nominee standing for re-election to the Board. Additional information for all of our directors nominees may be found beginning on page 15.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Experience and Skills
Valentin P.	77	1990	CEO and Chm. of Bd.,	No	None	•	Executive management
Gapontsev,			IPG Photonics			•	Technology
Ph.D.			Corporation			•	Markets and Applications

Eugene	68	2000	Managing Director,	No	None	•	Operations
Scherbakov,			IPG Laser GmbH			•	Technology
Ph.D.						•	Markets and Applications

Igor	53	2006	Chief Technology Officer,	No	None	•	Technology
Samartsev			IPG Photonics Corporation			•	Executive Management

Michael C.	61	2000	Senior Advisor,	Yes	NCGC* (Chair)	•	Management and Operations
Child			TA Associates, Inc.		Audit	•	Mergers & Acquisitions
						•	Technology Growth Companies

Henry E.	75	2006	Former Pres. and Chm.,	Yes	Presiding Ind. Dir.	•	Laser Industry
Gauthier			Coherent, Inc.		Audit	•	Financial Expert
						•	Management and Operations

William S.	71	2006	Principal	Yes	Audit (Chair)	•	Accounting and Finance
Hurley			W.S. Hurley Financial		Compensation	•	Financial Expert
			Consulting			•	Management

Eric Meurice	59	2014	Former President, CEO	Yes	NCGC	•	Strategy and Strategic Marketing
			and Chairman, ASML		Compensation	•	International Operations
			Holding NV			•	Technology Growth Companies

John R. Peeler	61	2012	CEO and Chm. of Bd.,	Yes	Compensation (Chair)	•	Management and Operations
			Veeco Instruments Inc.		NCGC	•	International Operations
						•	Leadership Development

Thomas J.	52	2014	EVP and CFO,	Yes	Audit	•	Accounting and Finance
Seifert			Symantec Corporation			•	Financial Expert
						•	Technology Growth Companies

* NCGC is the Nominating and Corporate Governance Committee.
Ratify Independent Registered Public Accounting Firm (Proposal No. 2)

We are asking stockholders to ratify the engagement of Deloitte & Touche LLP as our independent external auditor for 2016. Please refer to page 52 for additional details on this proposal. The table below provides a summary of fees for professional services rendered by Deloitte for the years ended December 31, 2015 and 2014.

Types of Fees	2015	2014
Audit Fees	$1,509,220	$1,391,908
Audit-Related Fees	$49,604	$—
Tax Fees	$50,000	$224,501
All Other Fees	—	—

Corporate Governance Summary

The Board:
•	is comprised of 67% independent directors

•	has a presiding independent director

•	is comprised of directors with a broad range of leadership, professional skills, and experiences which, when taken as a whole, is invaluable in evaluating our opportunities and executing them

•	meets in executive session at each regularly scheduled Board meeting

•	is elected annually

•	complies with stock ownership guidelines it adopted to align the interests of directors with stockholders

•	adopted a policy that prohibits hedging and limits pledging of Company stock by directors and officers

•	engages in an annual self-evaluation process

•	oversees risk management with a focus on the most significant risks facing IPG

•	regularly considers succession planning to ensure boardroom skills are aligned with IPG's long-term strategic plan

The Audit, Compensation, and Nominating and Corporate Governance Committees:
•	are comprised entirely of independent directors; The Audit Committee is comprised of three "financial experts"

•	annual review of charters to ensure alignment with evolving Committee responsibilities

•	engage in an bi-annual self-evaluation process

•	have active Committee member engagement with each director participating in more than 75% of the applicable Committee meetings
Executive Compensation Summary

The Compensation Committee:
•	is comprised entirely of independent directors who oversee the executive compensation program

•	retains an independent compensation consultant to advise the Committee on the executive compensation program and other compensation matters

•	annually reviews the executive compensation program to align it with the stockholder interests

•	aligns executive pay with performance consistent with our pay-for-performance philosophy

•	balances short-term and long-term incentives including multiple measures of performance

•	links executive pay to IPG performance with long-term equity incentives

•	designs the compensation program to maximize stockholder value while mitigating short-term risk taking

•	caps the maximum amount that can be earned for short-term incentives

The Named Executive Officers:
•	have a majority of total direct compensation tied to performance, thereby aligning a significant portion of executive compensation payouts with the interest of stockholders

•	have no retirement benefits and limited perquisites

•	do not receive excise tax gross-up protections

•	may not hedge Company stock and are allowed limited pledging

•	do not receive single-trigger change of control provisions

•	comply with stock ownership guidelines to align the interests of officers with stockholders

•	are subject to clawback provisions

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE MEETING
The Board of Directors of IPG Photonics Corporation is soliciting proxies from our stockholders in connection with our annual meeting of stockholders to be held on Wednesday, June 1, 2016 and any and all adjournments thereof. No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.
This proxy statement and our 2015 annual report are first being made available on the internet to stockholders of record on or about April 4, 2016 at www.edocumentview.com/ipgp. Information on the website does not constitute part of this proxy statement.
Unless otherwise noted, the information in this proxy statement covers our 2015 fiscal year (or "fiscal 2015"), which ran from January 1, 2015 through December 31, 2015, and, in some cases, our 2014 fiscal year (or "fiscal 2014"), which ran from January 1, 2014 through December 31, 2014.
Questions and Answers about the Meeting and Voting
When and Where Is the Annual Meeting?

When:	Wednesday, June 1, 2016, at 10:00 a.m. Eastern Time
Where:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts 01540
What Matters Am I Being Asked to Vote On at the Meeting and What Vote is Required to Approve Each Matter?

You are being asked to vote on two proposals.

Proposal 1 requests the election of directors. Each director will be elected by the vote of the plurality of the votes cast when a quorum is present. A "plurality of the votes cast" means that the nine persons receiving the greatest number of votes cast "for" will be elected. "Votes cast" excludes "withhold votes" and any broker non-votes (as defined below). Accordingly, withhold votes and broker non-votes will have no effect on Proposal 1. If you hold your shares in "street name", it is critically important that you submit your voting instructions to your bank or broker if you want your shares to count for Proposal 1.
Proposal 2 requests the ratification of the appointment of our independent registered public accounting firm. The affirmative vote of a majority of the shares which are present at the meeting in person or by proxy, and entitled to vote thereon, is required for approval of Proposal 2. Abstentions have the same effect as voting against Proposal 2.

Who Is Entitled to Vote at the Meeting?
You are entitled to vote at the meeting if you owned IPG Photonics shares (directly or in "street name," as defined below) as of the close of business on April 4, 2016, the record date for the meeting. On that date, 52,964,747 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote; there is no cumulative voting with respect to any proposal.
What Do I Need to Do If I Plan to Attend the Meeting in Person?
If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification, such as a driver's license, for admission to the meeting. If you are a stockholder of record, the top half of your proxy card is your admission ticket and will serve as proof of ownership. If you hold your shares in street name, a recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you hold your shares in street name and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

What Is the Difference Between Holding Shares Directly as a Stockholder of Record and Holding Shares in "Street Name" at a Bank or Broker?
Most of our stockholders hold their shares directly through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held in "street name."
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Computershare, N.A., you are considered the stockholder of record with respect to those shares, and the proxy statement and annual report were sent directly to you. As the stockholder of record, you have the right to vote your shares as described herein.
"Street Name" Stockholder: If your shares are held by a bank, broker or other nominee on your behalf, you are considered the beneficial owner of shares held in "street name," and the proxy statement and annual report were forwarded to you by your bank,broker or other nominee who is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee sent to you, as the beneficial owner, a document describing the procedure for voting your shares. You should follow the instructions provided by your bank, broker or other nominee to vote your shares. You are also invited to attend the annual meeting. However, if you wish to be able to vote at the meeting, you must obtain a proxy card, executed in your favor, from your bank, broker or other nominee.
What Does it Mean to Give a Proxy?
Your properly completed proxy/voting instruction card will appoint Valentin P. Gapontsev and Angelo P. Lopresti as proxy holders or your representatives to vote your shares in the manner directed therein by you. Dr. Gapontsev is our Chairman of the Board and Chief Executive Officer. Mr. Lopresti is our Senior Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to vote "for" or "withhold" for the nominees for director (Proposal 1), and "for," "against," or "abstain" from the vote to ratify the appointment of our independent registered accounting firm (Proposal 2).
All of your shares entitled to vote and represented by a properly completed proxy or voting instruction received prior to the meeting and not revoked will be voted at the meeting in accordance with your instruction.
What Happens If I Sign, Date and Return My Proxy But Do Not Specify How I Want My Shares Voted on One of the Proposals?
Stockholder of Record: Your proxy will be counted as a vote "For" all of the nominees for director and "For" Proposal 2.
"Street Name" Stockholder: Your bank, broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under New York Stock Exchange rules, your bank, broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors (Proposal 1). This is called a "broker non-vote." However, your bank, broker or nominee does have discretion to vote your shares on routine matters such as the vote to ratify the appointment of our independent registered public accounting firm (Proposal 2). Accordingly, if you do not give your bank, broker or nominee specific instructions with respect to Proposal 2, your shares will be voted in such entity's discretion (but only with respect to Proposal 2). We urge you to promptly provide your bank, broker or nominee with appropriate voting instructions so that all of your shares may be voted at the meeting.
Can I Change My Vote Before the Meeting?
You can change your vote at any time before your proxy is exercised by delivering a properly executed, later-dated proxy (including an internet or telephone vote), by revoking your proxy by written notice to the Secretary of IPG Photonics, or by voting in person at the meeting. If you choose to revoke your proxy by attending the annual meeting, you must vote your shares for revocation to be effective. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person.
If your shares are held in street name, please refer to the information forwarded by your bank, broker or nominee for procedures on changing your voting instructions.
Is the Proxy Statement Available on the Internet?
Yes. We are delivering our proxy statement and 2015 annual report pursuant to the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the internet. On or about April 12, 2016, we will mail to our stockholders a notice (the “Notice”) containing instruction on how to access this proxy statement and our annual report and to vote via the internet or by telephone. Stockholders can view these documents on the internet by accessing the website at www.edocumentview.com/ipgp.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the internet the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those Notices).
Who Is Soliciting my Proxy and Who is Paying for the Cost of this Proxy Solicitation?
The Board of Directors of IPG Photonics is soliciting your proxy to vote at the 2016 annual meeting of stockholders. IPG Photonics will bear the expense of preparing, posting to the internet, printing and mailing this proxy material, as well as the cost of any required solicitation. Our directors, officers or employees may solicit proxies on our behalf. We have not engaged a proxy solicitation firm to assist us in the solicitation of proxies, but we may if we deem it appropriate. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.
Who Counts the Votes?
We have engaged Computershare, N.A. as our independent agent to receive and tabulate stockholder votes. Computershare, N.A. will separately tabulate "for," "against" and "withhold" votes, abstentions and broker non-votes. Computershare, N.A. will also act as independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the General Corporation Law of Delaware.
How Can I Vote?
Most stockholders have a choice of voting in one of four ways:

•	via the internet;

•	using a toll-free telephone number;

•	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided; or

•	in person at the meeting.

The telephone and internet voting facilities for stockholders of record will close at 1:00 a.m. Central Time on June 1, 2016. The internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.
If you hold your shares in "street name," your bank, broker or other nominee will send you a separate package describing the procedures and options for voting your shares. Please read this information carefully. If you hold your shares in "street name," and wish to vote in person at the annual meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in "street name" at the annual meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the annual meeting and ask for a ballot when you arrive.

What Is the Quorum Required to Transact Business?
At the close of business on April 4, 2016, the record date, there were 52,964,747 shares of our common stock outstanding. Our by-laws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count withhold votes, abstentions and broker non-votes in determining whether a quorum exists.

CORPORATE GOVERNANCE
Significant Corporate Governance Practices and Policies
At IPG Photonics, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. We have summarized several of our corporate governance practices below.

•
Independent Director Majority and Presiding Independent Director. Six of the nine directors currently on our Board of Directors (the "Board") are non-employees of the Company who meet the independence criteria under applicable rules of the Securities and Exchange Commission ("SEC") and NASDAQ guidelines. Only independent directors sit on our three standing Board Committees. Several years ago, the Board established the role of a presiding independent director who is elected annually by the independent directors.

•
Executive Sessions. Our Board meets regularly in executive sessions without the presence of management, including our Chairman and Chief Executive Officer. These sessions are led by our Presiding Independent Director.

•	Annual Election of Entire Board. Stockholders elect each director annually. We do not have a classified board.

•
Related Person Transactions. Our Nominating and Corporate Governance Committee is responsible for approving or ratifying transactions involving our Company and related persons and determining if the transaction is in, or not inconsistent with, the best interests of our Company and our stockholders.

•
Stock Ownership Guidelines. Our directors and executive officers are required to own a minimum amount of IPG Photonics shares. We believe that stock ownership requirements align the interest of the directors and officers with our stockholders. Our directors and executive officers fully complied with our guidelines in 2015.

•
Prohibition on Hedging; Limits on Pledging. Our insider trading policy expressly prohibits directors and employees from engaging in short sales of our common stock or buying or selling puts, calls or derivative securities in connection with IPG Photonics shares. The policy also limits the pledging of IPG Photonics shares.

•	Annual Self-Assessments. Our Board engages in annual self-evaluations and our committees perform bi-annual self-assessments to determine if they are functioning effectively.

•
Oversight of Risk Management. As part of its oversight, the entire Board reviews Company strategy and performance and the principal risks involved. The Board allocates risk oversight responsibility among the full Board, the independent directors acting as a group and the three standing committees.

Additional information is provided below regarding these and certain other key corporate governance policies, which we believe enable us to manage our business in accordance with high standards of business practices and in the best interest of our stockholders. Several of our policies may be found at http://investor.ipgphotonics.com/governance.cfm. Note that information on our website does not constitute part of this proxy statement.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that outline, among other matters, the roles and functions of the Board, the responsibilities of various Board committees and the mission of the Board. Each of the Board committees has a written charter that sets forth the purposes, goals and responsibilities of the committees as well as qualification for committee membership, procedures for committee membership, appointment and removal, committee structure and operations and committee reporting to the entire Board.
The Corporate Governance Guidelines provide, among other things, that:

•	a majority of our Board must be independent;

•	the Presiding Independent Director presides over executive sessions of independent directors;

•	the Board appoints all members and chairpersons of the Board committees;

•	the Audit, Compensation, and Nominating and Corporate Governance Committees consist solely of independent directors;

•	the independent directors meet periodically in executive sessions without the presence of the non-independent directors or members of our management;

•	directors may not serve on the boards of more than three other public companies or on more than two other audit committees of public companies;

•	evaluation of the Board is conducted annually; and

•	the Board and key officers should have a meaningful financial stake in the Company.
The Board reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board modifies the Corporate Governance Guidelines and its other corporate governance policies and practices from time to time, as appropriate.
Executive Sessions. Our independent directors meet privately, without employee directors or management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meet without employee directors or management present from time to time as they deem necessary.
Director Meetings and Policy Regarding Board Attendance. It has been the practice of our Board and its committees to hold at least four in-person regular meetings each year. The Board and its committees also have telephone meetings throughout the year. In accordance with our Corporate Governance Guidelines, our directors are expected to prepare for, attend and actively participate in meetings of the Board and its committees. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.
Stock Ownership Guidelines. The Board adopted stock ownership guidelines to more closely align the interests of our directors and executive officers with those of our long-term stockholders. Under the guidelines, the following persons are expected to maintain a minimum investment in our common stock as follows: for non-employee directors, the lesser of 3,000 shares or three times their annual cash Board retainer (excluding committee retainers); for the Chief Executive Officer, five times his annual salary; and for senior executive officers, the lesser of 5,000 shares or one times their respective annual salaries. Vested stock options and unvested restricted stock units count towards the stock ownership levels. Indirect ownership of shares through a separate legal entity counts toward fulfillment of the ownership guidelines. These ownership levels are to be achieved no later than four years after the election as a director or as an executive officer, except that prior to such time the director or officer is expected to retain a certain portion of stock issued upon exercise of stock options or vesting of restricted stock units until the minimum ownership levels are attained. All directors and executive officers were in compliance with our stock ownership guidelines as of December 31, 2015.
Board Self-Assessments. The Board conducts annual self-evaluations and the committees conduct bi-annual self-assessments to determine whether they are functioning effectively. The Nominating and Corporate Governance Committee oversees the Board and committee self-assessments.. Each committee also reviews its own performance bi-annually and reports the results to the Board. Each committee reviews and reassesses the adequacy of its charter annually and recommends proposed changes to the Board.
Prohibition on Hedging; Limits on Pledging. Under our insider trading policy, no director or employee may engage in shorting shares of our common stock, or buying or selling puts, calls or derivatives related to our common stock. A director or officer of the Company may not pledge shares constituting more than 20% of his or her total stock ownership. Pledges of shares constituting 20% or less of total stock ownership are subject to certain conditions.
Governance Trends and Director Education. The Board and its committees proactively monitor legislative and regulatory initiatives, as well as other corporate governance trends and their potential impact on the Company. Each director has access to publications and other resources that cover these matters. In addition, we enroll our directors as members of the National Association of Corporate Directors and reimburse relevant director education expenses.

In 2015, the Board received a presentation from professionals in the information technology field and financial community on various topics. In previous years, experts in the areas of corporate governance and law have spoken to the Board on regulatory actions, governance trends and various other corporate governance topics. Directors participated in continuing education sessions to remain informed on recent trends applicable to their committee duties. Newly elected directors participate in a comprehensive director orientation program that covers, among other things, our strategy, business structure, financial performance, and competitive landscape. New committee members are also provided with training on committee policies, practices and trends. As part of this program, directors are invited to participate in a tour of selected facilities of the Company. To further familiarize directors with our expanding operations, we conduct Board meetings at our major facilities from time to time.
The committees actively engage with senior management and other parties when necessary to further assess the current environment or respond to governance related matters. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each routinely receive updates on matters applicable to their responsibilities from legal counsel, auditors and independent consultants.
Code of Business Conduct. We have a code of business conduct that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers. Our code of business conduct includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping and accounting records. The code of business conduct is posted on our website at http://investor.ipgphotonics.com/governance.cfm.
Procedures for Submitting Complaints. We have procedures for the treatment of complaints regarding accounting, internal accounting controls, auditing matters, fight against bribery, banking, and financial crime, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are posted on our website at http://investor.ipgphotonics.com/governance.cfm.

Board Leadership Structure
As of the date of this proxy statement, the positions of Chairman of the Board and Presiding Independent Director are held by two different individuals. Dr. Gapontsev, our Chief Executive Officer, also serves as the Chairman of the Board. Our independent directors determined several years ago that, for effective board governance, it is important to have a presiding independent director. Mr. Gauthier has been selected as the Presiding Independent Director for a term ending June 2016.
Dr. Gapontsev became our Chief Executive Officer and Chairman in 1998. His dual role was established sixteen years ago when the Board was first established. Our directors believe that each of the possible leadership structures for a board has its particular benefits and drawbacks which much be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration is the responsibility of a company's board that has a diversity of views and experiences. Our directors come from a variety of organizational backgrounds and have direct experience with a wide range of leadership and management structures. The makeup of our Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which structure is in the best interests of our stockholders.The independent directors believe that having Dr. Gapontsev serve in both capacities is in the best interest of the Company and its stockholders because it allows Dr. Gapontsev to more effectively execute the Company's strategic initiatives and business plans. He is the founder of the Company and beneficially owns approximately 14% of the Company's common stock. The combination of the roles of Chairman and Chief Executive Officer in Dr. Gapontsev creates clear and unambiguous authority, which is essential to effective management. The Board and management can respond more effectively to a clear line of authority. Further, given that he is closer to the Company's business than any other Board member and he has the benefit of over eighteen years of operations and leadership experience within the Company, Dr. Gapontsev is best-positioned to set the Board's agenda and provide leadership. Dr. Gapontsev's extensive scientific and business experience also gives him vast industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly technical industry. The combined Chairman/Chief Executive structure is a leadership model that has served our stockholders well for many years.

The Board also recognized the importance for a board to have in place, and build upon, a counterbalancing structure to ensure that it functions in an appropriately independent manner. As a result, the Board enhanced its governance structure several years ago by creating the position of Presiding Independent Director with leadership authority and responsibilities. The duties and responsibilities of the Presiding Independent Director include: setting the agenda for, and leading, executive sessions of the independent directors; providing consolidated feedback from those meetings to the Chairman and Chief Executive Officer; providing input on the agenda for Board meetings; periodically providing feedback on the quality and quantity of information flow from management; having the authority to call meetings of the independent directors; facilitating discussions outside of scheduled Board meetings among the independent directors on key issues as required; serving as a non-exclusive liaison with the Chairman and Chief Executive Officer in consultation with the other independent directors; interviewing Board candidates as appropriate; and, commencing in 2014, leading the determination of the goals and objectives for the Chairman and Chief Executive Officer with the input of the independent directors and the annual performance evaluation for him with the input of the independent directors and providing that evaluation to the Compensation Committee. In the event of a crisis, the Presiding Independent Director would have an increased role in crisis management oversight. The independent directors of our Board elected Mr. Gauthier as the Presiding Independent Director for the term ending June 2016, and this position is voted upon annually by our independent directors.
The Board believes that the position and responsibilities of a presiding independent director and the regular use of executive sessions of the independent directors without the Chief Executive Officer or other executive officers present, along with the Company's strong committee system and substantial majority of independent directors, allow the Board to maintain effective oversight.
Risk Oversight
The Board and management recognize that effectively monitoring and managing risk are essential to the successful execution of the Company's strategy. The Board reviews strategy regularly with management and provides input to management. As part of its oversight of operations, the entire Board reviews and discusses the performance of the Company and the principal risks involved in the operations and management of the Company. The Board allocates risk oversight responsibility among the full Board, the independent directors acting as a group and the three standing committees of the Board. The Nominating and Corporate Governance Committee

periodically reviews risk oversight matters and responsibilities, then makes recommendations to the Board to allocate risk oversight responsibilities.
The Board as a whole reviews risk management practices and a number of significant risks in the course of its reviews of corporate strategy, management reports and other presentations. The independent directors as a group participate in senior executive succession and resource planning. The standing committees also contribute to succession and resource planning oversight. The Audit Committee oversees certain financial risks and recommends guidelines to monitor and control such risk exposures. The Compensation Committee reviews the Company's executive compensation programs, their effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders, and oversees an entity-wide compensation risk assessment. The Nominating and Corporate Governance Committee reviews significant related person transactions with directors, executives and managers and may conduct negotiations on behalf of the Company in connection with related person transactions. The Board's risk oversight role is independent from the Company's day-to-day management, as more than two-thirds of the current directors are independent and therefore have no conflicts that might discourage critical review of the Company's risks.
Communication with our Board of Directors
Interested parties wishing to write to the Board, a specified director or a committee of the Board should send correspondence to the Office of the Secretary, IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540. All written communications received in such manner from stockholders of the Company will be forwarded to the members or committee of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee(s) of the Board, the communication shall be forwarded to all members of the Board.

RELATED PERSON TRANSACTIONS
The Board adopted a related person transaction policy that requires the Company's executive officers, directors, nominees for director and owners of more than 5% of the Company's shares to promptly notify the Secretary in writing of any transaction in which (i) the amount exceeds $100,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person's immediate family members ("Related Persons") has, had or may have a direct or indirect material interest (a "Related Person Transaction"). Subject to certain exceptions in the policy, Related Person Transactions must be brought to the attention of the Nominating and Corporate Governance Committee for an assessment of whether the transaction or proposed transaction should be permitted. In deciding whether to approve or ratify the Related Person Transaction, the Nominating and Corporate Governance Committee considers relevant facts and circumstances. If the Nominating and Corporate Governance Committee determines that a Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction.
Pursuant to our Corporate Governance Guidelines, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with his or her service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests or gives the appearance of a conflict. In addition, directors are required to inform the chairman of our Nominating and Corporate Governance Committee prior to joining the Board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

The Nominating and Corporate Governance Committee reviewed and approved the following Related Person Transactions which were conducted on an "arm's length" basis with the Company. Members of the Nominating and Corporate Governance Committee having an interest in a transaction excuse themselves for the consideration and approval of the transaction in which they have an interest.

In 2015, the Company purchased from Veeco Instruments Inc. equipment and services amounting to approximately $683,000. Mr. Peeler, a non-employee member of our Board, is the Chief Executive Officer and Chairman of the Board of Directors of Veeco Instruments Inc. For several years before Mr. Peeler was elected to our Board, Veeco Instruments Inc. was a provider of equipment and services to the Company. At December 31, 2015, the Company had outstanding purchase orders to Veeco Instruments Inc. for equipment and services of $5,873,000.

The Company leases approximately 42,000 square feet of office space in Marlborough, Massachusetts under an office lease expiring July 2020. The lessor of the space is a subsidiary of IP Fibre Devices (UK) Ltd. ("IPFD"), which purchased the building in October 2014 and acquired the lease from an unrelated third party. The Company's CEO is the managing director of IPFD, and IPFD is a stockholder of the Company. Messrs. Gapontsev, Samartsev and Scherbakov, members of our Board, and trusts created by Dr. Gapontsev, own shares of IPFD. See the table and notes in the section titled "Common Stock Ownership." The 2015 year-end annual lease rate was $794,000 with an annual increase of approximately 2.5% per year. The Company reimburses the landlord for its portion of certain operational costs. The Company paid IPFD $531,000 in 2015 under the office lease.  During 2015, the Company increased the amount of space leased in the building and extended the lease term. The Company has an option to rent additional space in the building as it becomes available.

Dr. Gapontsev leases the annual right to use 25% of the Company's corporate aircraft under a October 2014 lease expiring in November 2019. The 2015 year-end annual lease rate was $651,000 and future rent payments will be adjusted annually. Dr. Gapontsev also pays direct and incidental operating costs for his private use including pilot fees. He paid the Company $651,000 in 2015 under the aircraft lease.

In 2015, the Company sold products and services of $497,000 to OAO "RCE" Laser Processing Center ("Laser Center"), an application development and parts processing company.  Dr. Gapontsev owns approximately 39% of Laser Center, which he acquired from an unrelated third party in 2014.

In 2015, the Company sold products amounting to $146,000 to Ultratech Inc. Mr. Child, a non-employee member of our Board, is a non-employee member of the Board of of Directors of Ultratech Inc.

BOARD OF DIRECTORS
The Board currently set the number of directors at nine.
Nominees for Director
The following table sets forth certain information as of the date of this proxy statement regarding the director nominees. Each of our incumbent directors has been nominated by the Board for election at our 2016 annual meeting.
Valentin P. Gapontsev, Ph.D.

Director since 1998
Chief Executive Officer and Chairman of the Board
Age 77

Dr. Gapontsev has been the Chief Executive Officer and Chairman of the Board of IPG since our inception. Prior to founding the company in 1990, Dr. Gapontsev served as senior scientist in laser material physics and head of the laboratory at the Soviet Academy of Science's Institute of Radio Engineering and Electronics in Moscow. In 2006, he was awarded the Ernst & Young® Entrepreneur of the Year Award for Industrial Products and Services in New England, and in 2009, he was awarded the Arthur L. Schawlow Award by the Laser Institute of America. In 2011, he received the Russian Federation National Award in Science and Technology, and he was selected as a Fellow of the Optical Society of America. Dr. Gapontsev holds a Ph.D. in Physics from the Moscow Institute of Physics and Technology.

Key Attributes, Experience and Skills
He is the founder of the Company and has successfully led the Company and the Board since the Company was formed. In the roles of Chief Executive Officer and Chairman of the Board, he has been responsible for formulation and execution of IPG's strategy and providing leadership and oversight of IPG's business during a period of rapid and profitable growth, as well as business contractions. He has over thirty years of academic research experience in the fields of solid state laser materials, laser spectroscopy and non-radiative energy transfer between rare earth ions and is the author of many scientific publications and several international patents. His strategic foresight and entrepreneurial spirit along with his deep scientific understanding has guided the Company's continued growth and technology leadership. Under Dr. Gapontsev's leadership, the Company continues to generate strong revenue and earnings growth.
Eugene Scherbakov, Ph.D.

Director since 2000
Managing Director of IPG Laser GmbH and Senior Vice President
Age 68
Dr. Scherbakov has served as Managing Director of IPG Laser GmbH, our German subsidiary, since August 2000 and Senior Vice President-Europe since February 2013. He served as the Technical Director of IPG Laser from 1995 to August 2000. From 1983 to 1995, Dr. Scherbakov was a senior scientist in fiber optics and head of the optical communications laboratory at the General Physics Institute, Russian Academy of Science in Moscow. Dr. Scherbakov graduated from the Moscow Physics and Technology Institute with an M.S. in Physics. In addition, Dr. Scherbakov attended the Russian Academy of Science in Moscow, where he received a Ph.D. in Quantum Electronics from its Lebedev Physics Institute and a Dr.Sci. degree in Laser Physics from its General Physics Institute.

Key Attributes, Experience and Skills
Dr. Scherbakov has extensive knowledge of the Company's business as Managing Director of IPG Laser GmbH, which produces a large volume of our products and is the source of many developments in products, technology and applications. The leadership and operational expertise of Dr. Scherbakov have contributed to IPG increasing production, lowering manufacturing costs and maintaining high margins compared to our industry peers. He also has extensive technological knowledge of fiber lasers, their components and the manufacturing process. His service as an executive officer of the Company provides the Board with a detailed understanding of the Company's operations, sales and customers.

Igor Samartsev

Director since 2006
Chief Technology Officer
Age 53
Since 2011, Mr. Samartsev has served our Chief Technology Officer and since 2005, he was the Deputy General Manager of our Russian subsidiary, NTO IRE-Polus. Prior to that time, he served in technical leadership roles at NTO IRE-Polus. Mr. Samartsev holds an M.S. in Physics from the Moscow Institute of Physics and Technology.

Key Attributes, Experience and Skills
Mr. Samartsev is one of the founders of the Company and has a significant management role in the Company as Chief Technology Officer. As one of the key developers of the technology platform of the Company and leader in the development of many new optical technologies and products that form part of the Company's strategic plan, the Board values Mr. Samartsev's understanding of technology developments at our company.

Michael C. Child

Director since 2000
Independent Director
Age 61
Audit Committee
Nominating and Corporate Governance Committee (Chair)
Directorship at Other Public Companies: Finisar Corporation and Ultratech Inc.
Since July 1982, Mr. Child has been employed by TA Associates, Inc., a private equity investment firm, where he currently serves as Senior Advisor and, prior to January 2011, he was Managing Director. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford University Graduate School of Business. Since September 2011, Mr. Child has been a Lecturer at the Stanford University Graduate School of Business.

Key Attributes, Experience and Skills
Mr. Child is an established and experienced investor, including in technology companies, from his three decades of experience at TA Associates, Inc., a private equity investment firm. Over the course of his career, he has overseen numerous investments and sales of portfolio companies, and served on the boards of public and private companies. He now serves on the boards of Finisar Corporation, a developer and manufacturer of optical subsystems and components for networks, and Ultratech Inc., a developer and manufacturer of advanced packaging lithography systems and laser processing technologies. Through his experiences, he has gained valuable knowledge in the management, operations and finance of technology growth companies.

Henry E. Gauthier

Director since 2006
Independent Director
Age 75
Presiding Independent Director
Audit Committee - Audit Committee Financial Expert

He served as Chairman of the board of directors of Coherent, Inc., a manufacturer of photonics products, from February 1997 to October 2002 and was its President from 1983 to 1996. Mr. Gauthier served as Vice Chairman of the board of directors of Coherent, Inc. from October 2002 to March 2006. Mr. Gauthier was President from February 2005 to May 2005, consultant from January 2004 to February 2005 and June 2005 to December 2006, and Chairman of the board of directors from May 2005 to December 2008, of Reliant Technologies, Inc., which was acquired in December 2008 by Solta Medical, Inc., a manufacturer of medical laser systems. Since July 1996, Mr. Gauthier has served as a principal at Gauthier Consulting. Mr. Gauthier attended the United States Coast Guard Academy, San Jose State University, and the Executive Institute of the Stanford University Graduate Business School.

Key Attributes, Experience and Skills
Mr. Gauthier has extensive management and operational experience in the laser industry from over two decades as an executive pf a large publicly-held laser company, Coherent, Inc., as well as emerging growth companies such as Reliant Technologies, Inc. He has obtained an in-depth knowledge of operations, manufacturing, sales and markets, and finances through his CEO positions at these laser-related companies. Having been a past member of the audit, compensation, and nominating and corporate governance committees of public and private company boards in the technology field, Mr. Gauthier is familiar with a full range of corporate and board functions and lends this experience to the Company's Board as an independent director and the Presiding Independent Director.

William S. Hurley

Director since 2006
Independent Director
Age 71
Audit Committee (Chair) - Audit Committee Financial Expert
Compensation Committee
Mr. Hurley served in several senior financial positions during his career: he was Senior Vice President and Chief Financial Officer at Applied Science & Technology Inc., a developer, manufacturer and supporter of semiconductor capital equipment, from 1999 until 2001; he was Vice President and Chief Financial Officer at Cybex International, Inc., a designer, manufacturer and distributor of fitness equipment, from 1996 to 1999; and from 1992 to 1995 he was Vice President-Controller and Chief Accounting Officer at BBN Corporation, formerly known as Bolt, Beranek & Newman, Inc., a high technology company. Since April 2006, Mr. Hurley has been principal of W.S. Hurley Financial Consulting, which provides supplemental chief financial officer services. He holds a B.S. in Accounting from Boston College and an M.B.A. in Finance from the Columbia University Graduate School of Business.

Key Attributes, Experience and Skills
Mr. Hurley has extensive accounting and financial management experience from his executive and accounting positions with several public and private companies. In addition to being a certified public accountant, he served as a member of an audit committee for over a decade (including several years as chair) and a member of the compensation committee of another publicly-held company. Mr. Hurley possesses a Certificate of Director Education issued by the National Association of Corporate Directors to complement his understanding of corporate governance and the duties of a board of directors. His experiences as an executive in leadership positions and as an independent director have given him the background and skills needed to lead the Audit Committee in its oversight role regarding the reporting of the Company's results of operations, the effectiveness of internal controls and risk management.

Eric Meurice

Director since 2014
Independent Director
Age 59
Compensation Committee
Nominating and Corporate Governance Committee
Directorship at Other Public Company: NXP Semiconductor N.V. and UMICORE S.A.
Mr. Meurice was President and Chief Executive Officer of ASML Holding NV, a provider of semiconductor manufacturing equipment and technology, from October 2004 to June 2013, and Chairman until March 2014. From 2001 to 2004, he was Executive Vice President of the Thomson Television Division of Thomson, SA, an electronics manufacturer. From 1995 to 2001, he served as head of Dell Computer's Western, Eastern Europe and EMEA emerging market businesses. Before 1995, he gained significant technology experience at ITT Semiconductors and at Intel Corporation. Mr. Meurice served on the boards of Verigy Ltd. (a manufacturer of semiconductor test equipment), until its acquisition by Advantest Corporation in 2011, and ARM Holdings plc (a semiconductor intellectual property supplier) from July 2013 to March 2014. He has been on the board of NXP Semiconductors N.V. (a semiconductor company) since April 2014 and of UMICORE S.A. (a recycling and materials company), since April 2015. Mr. Meurice earned a Master's degree in mechanics and energy generation at the Ecole Centrale de Paris, a Master's degree in Economics from la Sorbonne University, Paris, and an M.B.A. from the Stanford University Graduate School of Business.

Key Attributes, Experience and Skills
Mr. Meurice has extensive skills and experience as a manager of several rapidly-growing, complex and global businesses in the capital equipment and electronics fields with several billions of dollars in revenues, most recently as former President and Chief Executive Officer of ASML. He has experience managing a publicly-held company as well as experience on serving on several public company boards in the equipment and technology fields, such as NXP Semiconductor N.V., UMICORE, Verigy, Ltd. and ARM Holdings plc. Mr. Meurice also has a record of proven leadership as a strategic thinker, operator and marketer at the businesses he managed.

John R. Peeler

Director since 2012
Independent Director
Age 61
Compensation Committee (Chair)
Nominating and Corporate Governance Committee
Directorship at Other Public Company: Veeco Instruments Inc.
Mr. Peeler has been Chief Executive Officer and a director of Veeco Instruments Inc. since July 2007. He has been serving as its Chairman of the Board since May 2012. Veeco is a developer and manufacturer of MOCVD, molecular beam epitaxy, ion beam and other advanced thin film processes equipment. He was Executive Vice President of JDS Uniphase Corp. ("JDSU") and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU's merger with Acterna, Inc. ("Acterna") in August 2005. Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna. He has a B.S. and M.E. in Electrical Engineering from the University of Virginia.

Key Attributes, Experience and Skills
Over the course of his career, Mr. Peeler has managed several high-growth technology companies. In addition, he has developed managerial leadership skills through his position as Chief Executive Officer of Veeco, a publicly-traded company with substantial international operations. His managerial positions have provide him with in-depth knowledge of the service needs of customers in demanding markets, including semiconductor capital equipment, various manufacturing models, marketing and sales. In these roles, he has also been responsible for attracting and incentivizing executives on his team. These experiences have provided him valuable insight in support of his position as Chair of the Compensation Committee where he is responsible for leading the development and implementation of compensation pay practices and programs for the Company's executive management.

Thomas J. Seifert

Director since 2014
Independent Director
Age 52
Audit Committee - Audit Committee Financial Expert
Mr. Seifert has been the Executive Vice President and Chief Financial Officer of Symantec Corporation, a provider of security, backup and availability solutions, since March 2014. Mr. Seifert served as Executive Vice President and Chief Financial Officer of Brightstar Corporation, a wireless distribution and services company, from December 2012 to March 2014. He was Senior Vice President and Chief Financial Officer at Advanced Micro Devices Inc., a semiconductor company, from October 2009 to August 2012, and served as Interim Chief Executive Officer from January 2011 to September 2012. From October 2008 to August 2009, Mr. Seifert served as Chief Operating Officer and Chief Financial Officer of Qimonda AG, a German memory chip manufacturer, and as Chief Operating Officer from June 2004 to October 2008. He also held executive positions at Infineon AG, White Oak Semiconductor, including the position as Chief Executive Officer, and Altis Semiconductor. Mr. Seifert has a Bachelor's degree and a Master's degree in Business Administration from Friedrich Alexander University and a Master's degree in Mathematics and Economics from Wayne State University.

Key Attributes, Experience and Skills
Mr. Seifert has extensive experience as both an operating executive and chief financial officer of large publicly-held international technology businesses, such as Symantec and Advanced Micro Devices. In these and other senior positions, he developed deep financial and accounting knowledge, as well as managerial leadership skills, in larger organizations. With his background in accounting, finance and management, Mr. Seifert brings broad skills and knowledge to the Board and the Audit Committee, including internal controls, mergers and acquisitions and integrations.
Director Independence

Six of nine current directors are independent. A predominantly independent Board ensures that the Board is acting objectively and in the best interests of our stockholders. The independent directors also bring expertise and a diversity of perspectives to the Board. The culture of the Board enables directors to openly express their opinions in the boardroom and to raise challenges. The NASDAQ listing standards governing independence require that a majority of the members of the Board be independent as defined by NASDAQ. The Board conducted its annual review of director independence in March 2016. During this review, the Board examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships with the Company existed during 2015. On the basis of this review, the Board determined that each of the following directors qualifies as an independent director as defined in the NASDAQ guidelines and SEC rules: Michael C. Child, Henry E. Gauthier, William S. Hurley, Eric Meurice, John R. Peeler, and Thomas J. Seifert.

The Board is comprised of directors with short and long-term tenure with the Company. This tenure coupled with an independent and objective Board has provided stockholders with strong financial results.
Standing Committees and Board Committee Membership
The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each composed entirely of non-employee directors determined to be independent under the listing standards of the NASDAQ stock market. Under their written charters adopted by the Board, each of these committees is authorized and assured appropriate funding to retain and consult with external advisors, consultants and counsel.
The table below sets forth the directors who are currently members or chairs of each of the standing Board committees, and the number of meetings held by each committee and the full Board in 2015. All incumbent directors attended 75% or more of the aggregate meetings of the Board and committees on which they served during 2015. We encourage directors to attend the annual meeting of stockholders, but we do not have a formal policy regarding such attendance. Last year, five of the directors in office attended the annual meeting.

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Meetings held in 2015	8	8	8	9
Written consents in 2015	2	—	—	—
Valentin P. Gapontsev, Ph.D.	Chair
Michael C. Child	Member	Member		Chair
Henry E. Gauthier	Member, and Presiding Independent Director	Member
William S. Hurley	Member	Chair	Member
Eric Meurice	Member		Member	Member
John R. Peeler	Member		Chair	Member
Igor Samartsev	Member
Eugene Scherbakov, Ph.D.	Member
Thomas J. Seifert	Member	Member

The Audit Committee assists the Board by providing oversight of financial management, the internal auditor function and the independent auditor and providing oversight with respect to our internal controls including that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's financial reporting policies and procedures. The Audit Committee also pre-approves auditing and permissible non-audit services by our independent auditor, reviews and discusses our annual and quarterly financial statements and related disclosures, and coordinates the oversight of our internal and external controls over financial reporting, disclosure controls and procedures and code of business conduct. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditor function (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints the independent auditor. A copy of the charter of the Audit Committee is available on our website at http://investor.ipgphotonics.com/documents.cfm. For more information on Audit Committee activities in 2015, see the Audit Committee Report on page 51 of this proxy statement and "Proposal 2: Ratify Independent Registered Public Accounting Firm" on page 52.

The Board has determined that Mr. Hurley, the Chairman of the Audit Committee, as well as each of Messrs. Gauthier and Seifert qualify as an audit committee financial expert (as defined under the rules and regulations of the SEC) after determining that each has the necessary experience and qualifications.

The primary function of the Compensation Committee is to discharge the Board's duties and responsibilities relating to compensation of our non-employee directors and executive officers, and oversee the design and management of the long-term incentive and savings plans that cover our employees. The Compensation Committee's duties and responsibilities under its charter with respect to the compensation of our executive officers and directors include:

•	reviewing and approving the Chairman and Chief Executive Officer's base salary compensation;

•
determining the annual performance bonus of the Chairman and Chief Executive Officer based upon the corporate goals and objectives set by the independent directors and their input on the attainment of such goals and objectives;

•
reviewing and approving compensation decisions recommended by the Chairman and Chief Executive Officer for the other executive officers, including setting base salaries, annual performance bonuses, long-term incentive awards, severance benefits and perquisites;

•	setting our compensation philosophy and composition of the group of peer companies used for comparison of executive compensation; and

•	reviewing and recommending for approval by the Board the compensation for the non-employee directors.

The Compensation Committee has retained an independent compensation consultant firm, Radford, a unit of Aon Hewitt ("Radford"), for matters related to executive officer and director compensation. The Compensation Committee also retains outside legal counsel to provide advice on compensation-related matters, including executive officers, directors and compensation plans. For further discussion of the role of the Compensation Committee in the executive compensation decision-making process and activities in 2015, and for a description of the nature and scope of the consultant's assignment, see "Compensation Discussion and Analysis - Role of Compensation Committee" on page 38 of this proxy statement. Additionally, the Compensation Committee reviews the Compensation Discussion and Analysis, prepares the Compensation Committee Report in this proxy statement on page 29 and oversees management's risk assessment of the Company's compensation for all employees and compensation-related risks as delegated by the Board. A copy of the charter of the Compensation Committee can be found on our website at http://investor.ipgphotonics.com/documents.cfm.

The Nominating and Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board. The Nominating and Corporate Governance Committee develops and recommends criteria for Board membership (see "Board of Directors- Nomination of Directors" for a description of such criteria), reviews possible candidates for the Board, as discussed on page 21 of this proxy statement, and recommends the nominees for directors to the Board for approval. In addition, the Nominating and Corporate Governance Committee oversees the process for the performance evaluations of the Board and its committees. An important role of this Committee is to engage in Board succession planning to ensure boardroom skills are aligned with IPG’s long-term strategic plan. It is also within the responsibilities of the Nominating and Corporate Governance Committee to review and recommend director orientation, stock ownership guidelines, delegation of authority to management, insider trading guidelines, and consider questions of possible conflicts of interest, including related person transactions, as such questions arise. The Nominating and Corporate Governance Committee also reviews and recommends risk oversight responsibilities of the Board and its committees. A copy of the charter of the Nominating and Corporate Governance Committee can be found on our website at http://investor.ipgphotonics.com/documents.cfm.
Nomination of Directors

Director Eligibility. Our Corporate Governance Guidelines and director membership guidelines approved by the Nominating and Corporate Governance Committee contain Board membership criteria considered by the Nominating and Corporate Governance Committee in recommending nominees for a position on IPG’s Board. The Nominating and Corporate Governance Committee believes that, at a minimum, a director candidate must possess the qualities of high personal integrity and ethics, sound business judgment and support for our Code of Business Conduct. A director candidate must also have sufficient time to devote to the affairs of IPG and service on the Board and committees, and not engaged in any activity adverse to the Company's interest. The Nominating and Corporate Governance Committee considers, among other things, the following criteria when reviewing a director candidate and existing directors:

•	The extent that the director/potential director has demonstrated excellence, leadership and significant experience in a field of endeavor;

•	Whether the director/potential director assists in achieving a collective membership on the Board with a broad spectrum of experience and expertise;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NASDAQ guidelines and SEC rules (where independence is desired);

•
Whether the director/potential director can read and understand financial statement fundamentals and is committed to representing the long-term interests of the Company’s stockholders, while keeping in perspective the interests of the Company’s customers, employees and the public; and

•
Whether the director/potential director, by virtue of relevant technical expertise, experience or specialized skill relevant to IPG’s current or future business, can add specific value as a Board member.

In addition, no potential director (excluding any incumbent director) with an age less than 21 years greater than 72 years is eligible for election as a Board member. Each director/potential director must comply with the limits on other board memberships in our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a Board that is collegial, engaged and effective in performing its duties. The Nominating and Corporate Governance Committee seeks a Board that reflects diversity, in experience, gender and ethnicity, although it does not have formal objective criteria for determining the degree of diversity desired on the Board.

Director Nomination Process. The Nominating and Corporate Governance Committee identifies potential director nominees through contacts of the Board, executives and a variety of other sources. The Committee may retain a search firm or utilize third-party database search tools to identify director nominees. Stockholders may nominate candidates for election as directors as described below.

The Nominating and Corporate Governance Committee will consider several factors prior to nominating a candidate. Generally, the Committee will consider the existing size, future requirements of the Board, composition and skills of the Board, evaluate biographical information and other background material and interview each candidate selected. The Nominating and Corporate Governance Committee will apply any director selection criteria adopted by it based on the circumstances at the time and the criteria set forth in our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee will consider all director candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. Director candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance

Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation, a director candidate continues to be of interest to the Nominating and Corporate Governance Committee, the chair of such Committee and other Committee members will interview the candidate and communicate the evaluation to the Committee and executive management. Additional interviews are conducted and all members of the Board may interview the final candidates. Ultimately, the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

The Nominating and Corporate Governance Committee will also consider candidates for nomination as a director submitted by stockholders. The Nominating and Corporate Governance Committee’s evaluation process and criteria does not vary based upon whether a candidate is recommended by a stockholder. However, the procedural requirements set forth in our by-laws and the procedures described under "Other Matters - 2017 Annual Meeting and Nominations" must be met.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee (Messrs. Peeler, Hurley and Meurice) is or has been an officer or employee of our Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

DIRECTOR COMPENSATION
The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our Board and align their interests with those of our stockholders. Our non-employee directors are paid pursuant to our non-employee director compensation plan described below. Our Compensation Committee reviews our director compensation program periodically to confirm that the program remains appropriate and competitive and recommends any changes to our full Board for consideration and approval.
Director Compensation Plan
Our non-employee director compensation plan provides for both cash and equity compensation for our non-employee directors. Directors who are also our employees receive no additional compensation for their service as directors. The Compensation Committee engaged Radford, an independent compensation consultant firm, to provide a comprehensive review of compensation for non-employee directors and to make recommendations with regard to director compensation matters.
Cash Compensation. Our non-employee directors receive the annual retainers from us set forth in the table below. Directors do not receive separate fees for attending meetings of the Board, committees or stockholders.

Amount
Board Retainer	$40,000
Presiding Independent Director Retainer	$20,000
Audit Committee Retainers
Chair	$25,000
Non-Chair	$12,500
Compensation Committee Retainers
Chair	$22,500
Non-Chair	$10,000
Nominating and Corporate Governance Committee Retainers
Chair	$17,500
Non-Chair	$7,500

Equity Compensation. Each non-employee director continuing in office after the annual meeting of stockholders receives a dollar value annual grant of equity (determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718) totaling $250,000. Of this award, one-third is service-based stock options and two-thirds are service-based restricted stock units. The annual awards vest in a single installment on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders. Upon initial election to the Board, each new non-employee director receives a dollar value grant (determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718) of $250,000 in stock options and $250,000 in restricted stock units vesting 25% on the first four anniversaries of the date of grant. The exercise price of each of the stock options is the closing market price of our common stock on the date of grant. Any director who retires after at least eight years of service on the Board will be entitled to full vesting of all options and restricted stock units then held by such director.

Director Compensation Table
The following table summarizes the compensation of each of our non-employee directors for 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Robert A. Blair (2)	22,870	—	—	22,870
Michael C. Child	66,612	166,580	83,322	316,514
Henry E. Gauthier	72,500	166,580	83,322	322,402
William S. Hurley	75,000	166,580	83,322	324,902
Eric Meurice	54,112	166,580	83,322	304,014
John R. Peeler	70,000	166,580	83,322	319,902
Thomas J. Seifert	52,500	166,580	83,322	302,402

(1)
Valuation based on the fair value of the restricted stock unit and stock option awards as of the grant date determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718") with respect to 2015. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 26, 2016. On June 2, 2015, each continuing director serving on the Board was granted restricted stock units for 1,723 shares of common stock and options to purchase 2,255 shares of common stock at an exercise price of $96.68 per share. Both restricted stock units and options vest in a single installment on June 1, 2016.

(2)	Mr. Blair served as a director until June 2, 2015.
Outstanding Equity Awards Table
The following table provides information regarding unexercised stock options and unvested restricted stock units held by each of our non-employee directors on December 31, 2015:

Name	Unvested Restricted Stock Units (#)	Total Option Awards Held (#)	Exercisable Option Awards (#)
Michael C. Child	1,723	51,923	49,668
Henry E. Gauthier	1,723	37,405	35,150
William S. Hurley	1,723	28,589	26,334
Eric Meurice	4,692	11,678	2,356
John R. Peeler	1,723	40,255	33,313
Thomas J. Seifert	4,692	11,678	2,356

We also reimburse directors for all reasonable out-of-pocket expenses incurred for attending Board and committee meetings and director education programs. Non-employee directors do not receive any additional payments or perquisites.
Our certificate of incorporation limits the dollar amount of personal liability of our directors for breaches by them of their fiduciary duties. Our certificate of incorporation requires us to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. We have also entered into indemnification agreements with all of our directors and we have purchased directors' and officers' liability insurance.

PROPOSAL 1: ELECTION OF DIRECTORS

The stockholders are being asked to elect Dr. Gapontsev, Dr. Scherbakov, Mr. Samartsev, Mr. Child, Mr. Gauthier, Mr. Hurley, Mr. Meurice, Mr. Peeler and Mr. Seifert to terms ending with the annual meeting to be held in 2017, until a successor is elected and qualified or until his earlier death, resignation or removal. The Board nominated each of these individuals for election at the 2016 annual meeting of stockholders upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee is currently a director of our company. All of the director nominees set forth in the proxy card have consented to being named in this proxy statement and to serving if elected. For more information regarding the nominees for director, see "Board of Directors."
The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" ALL OF THE NOMINEES FOR DIRECTOR

COMMON STOCK OWNERSHIP
The following table provides information about the beneficial ownership of our common stock as of April 2, 2016 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of the Named Executive Officers;

•	each person who is a director or nominee; and

•	all of our executive officers and directors as a group.
In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 2, 2016 through the exercise of any option, warrant or otherwise. Percentage of beneficial ownership is based on 52,949,229 shares of common stock outstanding as of April 2, 2016, rather than based on the percentages set forth in stockholders' Schedules 13G or 13D, as applicable, filed with the SEC. Except as otherwise noted, the contact address of all persons and entities in the table below is in care of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

Name	Shares Owned	Right to Acquire Shares within 60 Days	Total	Percent
The Valentin Gapontsev Trust I (1)	14,691,003	—	14,691,003	27.7%
Valentin P. Gapontsev, Ph.D. (2)	7,249,935	—	7,249,935	13.7%
IP Fibre Devices (UK) Ltd.	7,014,004	—	7,014,004	13.2%
FMR LLC (3)	4,661,134	—	4,661,134	8.8%
Michael C. Child	12,779	51,979	64,758	*%
Henry E. Gauthier	15,750	27,974	43,724	*%
William S. Hurley	11,201	30,312	41,513	*%
Eric Meurice	693	6,334	7,027	*%
John R. Peeler	2,200	37,291	39,491	*%
Igor Samartsev (4)(5)(6)	891,383	48,150	939,533	1.8%
Eugene Scherbakov, Ph.D. (4)(7)	16,584,926	39,875	16,624,801	31.4%
Thomas J. Seifert	990	6,334	7,324	*%
Angelo P. Lopresti (7)	16,622,423	26,563	16,648,986	31.4%
Timothy P.V. Mammen	15,920	40,975	56,895	*%
Alexander Ovtchinnikov, Ph.D. (7)	16,645,158	21,938	16,667,096	31.5%
Trevor D. Ness	378	12,250	12,628	*%
Nikolai Platonov, Ph.D. (4)(7)	15,613,366	750	15,614,116	29.5%
Felix Stukalin	1,793	10,813	12,606	*%
All executive officers and directors as a group (15 persons)	17,873,882	361,538	18,235,420	34.2%

*	Less than 1.0%

(1)
Includes 7,014,004 shares beneficially owned by IP Fibre Devices (UK) Ltd. ("IPFD"), in which the Valentin Gapontsev Trust I, a trust formed by Dr. Gapontsev (the "Gapontsev Trust I"), has a 48% economic interest. The trustees of the Gapontsev Trust I are Drs. Ovtchinnikov, Platonov and Scherbakov and Mr. Lopresti.

(2)
Includes 7,014,004 shares beneficially owned by IPFD, of which Dr. Gapontsev is the sole managing director. Dr. Gapontsev has sole voting and investment power with respect to the shares held of record by IPFD. Dr. Gapontsev has a 3% economic interest in IPFD.

(3)	The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Based solely on a Schedule 13G filed with the SEC on February 12, 2016.

(4)
Each such person has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest. Each disclaims beneficial ownership of the shares held by IPFD except to the extent of his economic interest therein.

(5)	Does not include shares held by IPFD.

(6)	Includes 549,000 shares held by the spouse of Mr. Samartsev and family trusts formed by her. Mr. Samartsev disclaims beneficial ownership of such shares.

(7)
Includes (a) 14,691,003 shares beneficially owned by the Gapontsev Trust I (see note 1 above), (b) 922,000 shares beneficially owned by the Valentin Gapontsev Trust II, a trust formed by Dr. Gapontsev (the "Gapontsev Trust II"), and (c) 971,000 shares beneficially owned by the Valentin Gapontsev Trust III, a trust formed by Dr. Gapontsev (the "Gapontsev Trust III"), of each of which Drs. Ovtchinnikov and Scherbakov and Mr. Lopresti is a trustee. Dr. Platonov is a trustee of the Gapontsev Trust I and the Gapontsev Trust II and his beneficial ownership excludes shares beneficially owned by the Gapontsev Trust III. The Gapontsev Trust III has a 2% economic interest in IPFD.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers as of April 1, 2016.

Name	Age	Position
Valentin P. Gapontsev, Ph.D.	77	Chief Executive Officer and Chairman of the Board
Eugene Scherbakov, Ph.D.	68	Managing Director of IPG Laser GmbH, Senior Vice President, Europe and Director
Timothy P.V. Mammen	46	Chief Financial Officer and Senior Vice President
Angelo P. Lopresti	52	General Counsel, Secretary and Senior Vice President
Alexander Ovtchinnikov, Ph.D.	55	Senior Vice President, Components
Trevor D. Ness	43	Senior Vice President, World Wide Sales and Marketing
Igor Samartsev	53	Chief Technology Officer and Director
Felix Stukalin	54	Senior Vice President, U.S. Operations
The biographies of Dr. Gapontsev, Dr. Scherbakov and Mr. Samartsev are presented on pages 15 and 16. The biographies of our other executive officers are presented below.
Timothy P.V. Mammen has served as our Chief Financial Officer since July 2000 and as Vice President since November 2000. He was promoted to Senior Vice President in February 2013. Between May 1999 and July 2000, Mr. Mammen served as the Group Finance Director and General Manager of the United Kingdom operations for IPFD. Mr. Mammen was Finance Director and General Manager of United Partners Plc, a commodities trading firm, from 1995 to 1999 and, prior to that, he worked in the finance department of E.I. du Pont de Nemours and Company. Mr. Mammen holds an Upper Second B.Sc. Honours degree in International Trade and Development from the London School of Economics and Political Science. He is a Chartered Accountant and a member of the Institute of Chartered Accountants of Scotland.
Angelo P. Lopresti has served as our General Counsel and Secretary and one of our Vice Presidents since February 2001. He was promoted to Senior Vice President in February 2013. Prior to joining us, Mr. Lopresti was a partner at the law firm of Winston & Strawn LLP from 1999 to 2001. He was a partner at the law firm of Hertzog, Calamari & Gleason from 1998 to 1999 and an associate there from 1991 to 1998. He is on the board of Coastway Bancorp, Inc., the holding company of Coastway Community Bank. Mr. Lopresti holds a B.A. in Economics from Trinity College and a J.D. from the New York University School of Law.
Alexander Ovtchinnikov, Ph.D., has served as our Vice President, Components, since September 2005 and as Director of Material Sciences from October 2001 to September 2005. He was promoted to Senior Vice President in February 2013. Prior to joining us, Dr. Ovtchinnikov was Material Science Manager of Lasertel, Inc., a maker of high-power semiconductor lasers, from 1999 to 2001. For 15 years prior to joining Lasertel, Inc., he worked on the development and commercialization of high power diode pump technology at the Ioffe Institute, Tampere University of Technology, Coherent, Inc. and Spectra-Physics Corporation. He holds an M.S. in Electrical Engineering from the Electrotechnical University of St. Petersburg, Russia, and a Ph.D. from Ioffe Institute of the Russian Academy of Sciences.
Trevor D. Ness has served as our Senior Vice President, World Wide Sales and Marketing since February 2013. From January 2011 until February 2013, he served as our Vice President-Asian Operations. Prior to joining us, Mr. Ness was Director of GSI Precision Technologies China from May 2005 to December 2010 and prior to that he held technical sales management roles with GSI Group, Inc. and Cobham Plc, located in UK, Japan and Taiwan. Mr. Ness holds a B.S. in Geology from Imperial College, a H.N.C. from Bournemouth University and an M.B.A. from The Open University.
Felix Stukalin has served as our Senior Vice President, U.S. Operations since February 2013. From March 2009 until February 2013, he served as our Vice President, Devices. Prior to joining us, he was Vice President, Business Development of GSI Group Inc. from April 2002 to September 2008, and from March 2000 to April 2002 he was Vice President of Components and President of the Wave Precision divisions of GSI Lumonics, Mr. Stukalin holds a B.S. in Mechanical Engineering from the University of Rochester and he is a graduate of the Harvard Business School General Management Program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement for the Company's 2016 annual meeting of stockholders and in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
The information in this Compensation Committee Report shall not be considered "soliciting material" or "filed" with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

COMPENSATION COMMITTEE
John R. Peeler, Chair
William S. Hurley
Eric Meurice

March 29, 2016

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a review of our executive compensation philosophy and program, and Compensation Committee decisions for fiscal year 2015. The discussion in this section focuses on the compensation of our "Named Executive Officers" or "NEOs" for fiscal year 2015, who were:

•	Valentin P. Gapontsev, Ph.D., our Chairman and Chief Executive Officer;

•	Timothy P.V. Mammen, our Senior Vice President and Chief Financial Officer;

•	Eugene Scherbakov, Ph.D., the Managing Director of IPG Laser GmbH, our subsidiary, and Senior Vice President, Europe;

•	Alexander Ovtchinnikov, Ph.D., our Senior Vice President, Components; and

•	Trevor Ness, our Senior Vice President, World Wide Sales and Marketing.
2015 Business Summary
We are committed to increasing penetration of fiber lasers into existing industrial laser applications and capitalizing on growing demand for fiber lasers in non-laser applications in a manner that generates future value for our stockholders. IPG continued its revenue and income growth in 2015, finishing another record year, while we continued to make investments for the future. In 2015, we:

•	continued strong sales growth at 17% in 2015 and achieved a four-year compounded annual growth rate of 17%;

•	used our vertical integration and direct sales model to increase our industry-leading gross margins to 54.6%;
•experienced a strong return on invested capital of 43% (excluding cash);
•deepened our penetration in laser cutting and expanded laser welding sales;
•continued to gain sales from gas lasers and other types of solid state lasers; and
•introduced new products, systems and accessories.
IPG recorded $901.3 million in revenues in 2015, which is the highest level of revenues for any fiscal year in our history. Leverage in our business model contributed to a 20% year-over-growth in diluted earnings per share in 2015.

Our operating income grew 21% in 2015 and achieved its highest levels to date, reaching $342 million compared to $284 million in 2014 and $218 million in 2013.

Our gross margin increased to 54.6% in 2015 from 54.1% in 2014, as a result of increased absorption of overhead offset by increasing depreciation from increased investment in plant and equipment. IPG's gross margins are industry-leading as compared to our laser peers.

We also increased our cash and cash equivalents and short term investments to over $689 million at December 31, 2015, compared to $522 million at December 31, 2014, while the Company invested over $75 million in property, plant, equipment and technology so that we are well-positioned for future demand growth for our industry-leading products.
For more information about our business, please read "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 26, 2016.
Summary of Executive Compensation Pay Practices

The guiding principles of our executive compensation philosophy and practice continue to be pay-for-performance, accountability for short- and long-term performance, alignment to stockholders' interests, and providing competitive pay to attract and retain executives. We believe our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.
Below, we summarize certain executive compensation practices, both the practices we have implemented to drive performance and the practices we have not implemented because we do not believe that they would serve our stockholders' long-term interests practices:

What We Do	What We Don't Do

Align our Officer Pay with Performance:
Compensation is tied to Company performance and stockholder returns. The recent addition of performance stock units that are earned based upon IPG's total stockholder return increases the portion of NEO compensation that is tied to performance.
No Retirement Benefits: We have no supplemental executive retirement plans (SERPs) or defined benefit pension plans.

Balance Short-Term and Long-Term Incentives: Incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.	No Tax Gross-Ups: We do not provide tax gross reimbursements for change in control payments or executive perquisites, which are minimal.

Use Long-Term Incentives to Link Executive Pay to Company Performance: 58% of NEO (other than the CEO) pay consists of long-term incentives linked to increasing our stock price.	Hedging of Company Stock is Prohibited. We have Limits on Pledging

Cap Incentive Awards: Short-term incentive plan awards and certain long-term incentives plan awards are capped.	No Severance For "Cause" Terminations

Maximize Stockholder Value While Mitigating Risk: Our equity incentives drive performance and reward growth over the long-term, which discourages short-term risk taking. We have four-year cliff vesting for annual equity awards.
No Single-Trigger Change in Control Provisions

Have Stringent Stock Ownership Requirements: NEOs substantially exceed our ownership guidelines.	No Stock Option Repricing without Stockholder Approval

Impose Clawbacks on Executive Compensation: In 2015, we adopted a compensation recovery policy.
Say-On-Pay
At our 2014 annual meeting of stockholders, our stockholders overwhelmingly approved our executive compensation structure in a "say-on-pay" advisory vote, voting 99 percent in favor of our executive compensation structure compared to less than 1 percent against. Because a substantial majority of our stockholders approved the compensation program described in our 2014 proxy statement, the Compensation Committee did not implement changes to our executive compensation program as a direct result of the stockholders' advisory vote. At our stockholders meeting in 2011, the advisory proposal to hold "say-on-pay" advisory votes every three years received the greatest amount of votes and, therefore, we elected to submit the advisory "say-on-pay" proposal to our stockholders on a triennial basis. Accordingly, the next "say on pay" advisory vote is being held at our annual meeting of stockholders to be held in 2017.

Executive Compensation Design
Our executive compensation program is designed to focus executive officers on both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The following graphs show approximately 51 percent of the Chief Executive Officer's total direct compensation, and approximately 76 percent of the average total direct compensation of all of the other Named Executive Officers compensation, as reflected in the 2015 column of the Summary Compensation Table, is at risk.
Our Chief Executive Officer, the Company's founder, does not receive long-term incentives because of his significant level of common stock ownership. As a result, a smaller percentage of his total compensation is performance-based as compared to the chief executives of our peer companies who typically receive additional compensation in the form of long-term incentives.
With the introduction in 2015 of performance-based stock units to the equity-based incentive mix for executives other than the Chief Executive Officer, the portion of compensation at risk increased over 2014 levels. The performance-based stock units in the chart below are presented at target based upon grant date fair value.

The following provides details on the components of our executive compensation program:

Compensation Element		Objective
Base salary	•
Provide a competitive fixed component of cash compensation to attract and retain talented and experienced executives with the knowledge and skills necessary to achieve the Company's strategic business objectives.

	•	The Compensation Committee uses the services of an independent compensation consultant to assess the base salaries as compared to a competitive target range of the Company's named peer group.
•
The Compensation Committee considers these when setting base salaries of the executive officers: scope of the executive's responsibilities, performance, contributions, skills and experience, annual and long-term Company performance.

Short-term incentive plan	•	Offer a variable cash compensation opportunity earned based upon the level of achievement of challenging corporate goals, with additional compensation opportunity based upon individual performance.
	•	Foster a shared commitment among executives through establishment of uniform Company financial goals.
	•	Award payouts are subject to a cap of 225% of target in a performance period.

Long-term incentives	•	Align interests of our executives and stockholders by motivating executive officers to increase long-term stockholder value.
	•	Service-based equity awards offer certainty and long-term retention while providing additional compensation opportunity based upon increased stock price levels.
	•	Beginning in 2015, performance-based stock units provide additional incentive to our NEOs and will be earned based on IPG's total stockholder return relative to the Russell 3000 index.
	•	Strengthen retention with four-year cliff vesting provisions.

401(k) Retirement Savings Plan	•	Provides participants the opportunity to defer a portion of their compensation and receive a company match of 50% of deferrals subject to a maximum of 6% of eligible compensation.
	•	The plan is available to all eligible U.S. employees of the Company.

Pension Plan	•	We provide no pension plan or deferred compensation plan.

Perquisites	•	There are no perquisites, with the exception of one Company vehicle available to one executive for personal and business use.
Base Salary
We provide base salary to our Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Unlike short-term cash incentives and long-term equity incentives, base salary is not subject to performance risk. The Compensation Committee reviews information provided by its compensation consultant and considers the experience, skills, knowledge and responsibilities of the executive and the individual's performance assessment provided by the Chief Executive Officer to assist it in evaluating base salary for each Named Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee additionally considers the performance of the Company as a whole.
In 2015, the Compensation Committee reviewed the base salaries and total cash compensation for the Named Executive Officers with the assistance of Radford. The Compensation Committee reviewed and discussed the Radford assessment in connection with positioning the midpoint of the Company's target total cash compensation range near the 65th percentile of our peer group. Based upon this review, the Compensation Committee approved increases of 3% to the base salaries of the Named Executive Officers, except for Dr. Gapontsev who received an increase in base salary of 18.5% bringing his base salary in line with the market 50th percentile of our peer group. In addition, the salary of Dr. Scherbakov was increased from approximately $449,100 to $462,200 bringing his base salary to the target market 65th percentile.

Update 2016. The Compensation Committee approved merit increases in 2016 of 3% to the base salaries of Messrs. Mammen, Ovtchinnikov and Ness from 2015 levels following an assessment of base salaries and total cash compensation with the analysis of Radford. The CEO's base salary was increased 11.0% to $735,400, bringing his base salary to approximately the target market 65th percentile. In addition, the salary of Dr. Scherbakov was increased from approximately $462,200 to $500,000 in consideration of the increases in his management responsibilities.
2015 Cash Incentive Awards
To focus each executive officer on the importance of the Company performance, a significant portion of the individual's potential short-term compensation is in the form of annual cash incentive pay that is tied to the achievement of goals established by the Compensation Committee. Our Named Executive Officers participate in our Senior Executive Short-Term Incentive Plan (the "STIP") administered by the Compensation Committee. The Compensation Committee determines who is eligible to receive awards under the STIP, establishes performance goals and objectives for executives, establishes target awards for each participant for the relevant performance period, and determines the percentage of the target award that should be allocated to the achievement of each of the chosen performance goals in consultation with the Chief Executive Officer with respect to other executive officers. The target award percentages established by the Compensation Committee are chosen with input from the compensation assessment conducted by Radford and the seniority level of the executive.
Consistent with prior years, the Compensation Committee in 2015 identified two financial performance measures: net sales and adjusted EBIT (excluding equity-based compensation expenses and expenses for certain litigation matters approved by the Compensation Committee), each as determined under the STIP, and assigned a 50% weighting factor to each financial performance goal. The Compensation Committee chose to focus on revenue growth and pretax profits so that our executive officers would be incentivized to deliver the types of growth that benefit our stockholders, namely increasing sales and profits.
Under the 2015 STIP, the executives could receive cash incentive payments in the table below as a percentage of base salaries based upon achievement of the minimum to maximum objectives for both financial performance measures and for individual performance. If the financial performance exceeds one or more of the maximum objectives, the incentive payments to the executive would increase as determined by linear interpolation, subject to limits on award payouts. Consistent with our pay-for-performance philosophy, no cash incentive payments would be made if the minimum financial objectives established by the Compensation Committee in 2015 were not met. The individual goals and objectives for the Chief Executive Officer include operational and strategic targets determined by the independent directors.
The overall target awards in the table below are a percentage of the respective base salaries. The company-wide financial objectives are the same for all executive officers in order to foster a shared commitment among executives.

Name	Target	Financial Performance Minimum	Financial Performance Maximum	Individual Performance Maximum	Maximum Award Payout	Target Award ($)(1)	Actual Payout ($)
Valentin P. Gapontsev, Ph.D.	100%	18.8%	112.5%	25.00%	225%	662,500	713,582
Timothy P.V. Mammen	75%	14.0%	84.0%	19.00%	225%	317,826	342,223
Eugene Scherbakov, Ph.D.	75%	14.0%	84.0%	19.00%	225%	346,650	363,675
Alexander Ovtchinnikov, Ph.D.	67%	12.5%	75.0%	16.70%	225%	257,175	277,003
Trevor Ness	75%	14.0%	84.0%	19.00%	225%	276,975	298,267

(1)	Target Awards include both financial and individual performance targets.

Following a review of incentive compensation practices at peer companies, market practices and target total cash compensation, the Committee in 2015 increased the size of overall target awards for Dr. Scherbakov and Messrs. Mammen and Ness to 75% of base salary.
While objectives were intended to be achievable by the Company, a maximum bonus would require very high levels of Company performance. The Compensation Committee set minimum and maximum targets for net sales of $748 million and $1,012 million, respectively, representing a change ranging from a decrease of 3% to an increase of 31% from the prior year. The minimum and maximum targets for adjusted EBIT were set from $273 million to $409 million, representing a change ranging from a decrease of 7% to an increase of 39% from the prior year. The target levels for net sales and adjusted EBIT were $880 million and $341 million, respectively.
The Company's record financial performance for 2015 exceeded financial performance targets set by the Compensation Committee. The Company achieved net sales of $901 million and adjusted EBIT of $341 million. These results represented a 17% increase in net sales and a 20% increase in adjusted EBIT over 2014 levels. The independent directors set the individual goals and objectives for the Chief Executive Officer in 2015. The Compensation Committee reviewed the Chief Executive Officer's attainment(with input from the independent directors) early in 2016 and awarded him 25.0% of his base salary for his individual performance during 2015. Also, the Compensation Committee, with input from the Chief Executive Officer, awarded Dr. Scherbakov and Messrs. Mammen and Ness 19.0%, and Dr. Ovtchinnikov 16.7%, of their respective base salaries for their individual performances in 2015.
The Compensation Committee may in its discretion award discretionary bonuses for exceptional performance of an executive. For 2015, the Compensation Committee did not exercise this right.
 Equity-Based Incentives Granted in 2015
The goal of our equity-based award program is to provide employees and executives with the perspective of an owner with a long-term financial stake in our success, further increasing alignment with stockholders. Our equity-based incentive align the interests of our executives and stockholders by motivating executive officers to increase long-term stockholder value.
Our equity-based award program in 2015 was based on the form of service-based stock options (33%), service-based restricted stock units (33%), and performance-based stock units ("PSUs") (at target, 33%). Following a recent review of grant practices at peer companies and market practices in 2015, the Compensation Committee approved changes to the mix of long-term equity incentives for executives and added PSUs as a new equity vehicle in our award program. The value of stock options, restricted stock units and PSUs are tied to the Company stock price which correlates to stockholder interests.
Consistent with our pay-for-performance philosophy, the service-based stock option awards have no value unless our stock price increases after the grant date. Another reason why we use service-based stock options is because it fosters an innovative environment focused on long-term growth of the Company and stockholder value. With respect to the PSUs, the Compensation Committee decided to measure performance of the Company's stock as compared to the Russell 3000 Index, which includes the Company. The addition of PSUs in 2015 to the equity mix increases the portion of the executives' compensation that is based upon the Company's performance. Also, it directly aligns executives' compensation with stockholder interest because the number of shares earned depends upon performance against the Russell 3000 Index and the value of the shares fluctuates based on the stock price. For each 1% that IPG's common stock exceeds the performance of the Russell 3000 Index for the trailing 60 trading days from the end of the performance measurement period (March 1, 2018) against the comparable period from the beginning of the performance measurement period (March 1, 2015), the grant recipient would receive a 2% increase in the number of shares above target (up to a maximum cap of 200% of the target award). For each 1% below the Russell 3000 Index's performance, the grant recipient would receive a 2% decrease in the number of shares (down to zero). The vesting date is March 1, 2019, should any PSUs vest at all.
In 2015, the Compensation Committee targeted granting equity compensation near the 50th percentile of the target compensation of our peer group, balancing the perspective of delivering competitive compensation based upon Black-Scholes option pricing values. The Compensation Committee analyzed several aspects of the equity grant program, including (i) the "in the money" value, the degree to which executives have incentives to remain employed by the Company through unvested option values, and (ii) the aggregate equity usage in terms of (a) annual usage, typically called burn rate, and (b) cumulative equity delivery, typically called overhang, to determine the dilutive effect of equity awards on investors. The majority of outstanding equity award holdings of the executives were allocated to unvested shares in the aggregate, and all such executives had a minimum of four years' worth of annual award values in unvested equity value. Based upon this information, Radford advised the Compensation Committee that our equity program provides strong retention incentives.

Since the Company's initial public offering in 2006, the Compensation Committee has not granted the Chief Executive Officer any equity compensation awards. As the Company's founder and the beneficial owner of a large number of our shares, he has the perspective of an owner with a significant financial stake in the Company's success. This practice has resulted in substantially lower total compensation earned by our Chief Executive Officer as compared to the chief executives of our named peers despite our outstanding business and earnings growth. In addition, this practice results in a lower compensation expense and lower equity burn rate for the Company.
The table below provides information on grants of service-based stock options, service-based restricted stock units and performance-based stock units to the Named Executive Officers in 2015. All awards in the table below vest on March 1, 2019.

Equity-Based Incentives Granted in 2015
Name	Service-Based Stock Options (#)	Exercise Price ($)	Service-Based Restricted Stock Units (#)	Performance-Based Stock Units (at Target) (#)	Performance-Based Stock Units Range (Based upon Achievement) (#)
Valentin P. Gapontsev, Ph.D.	—	—	—	—	—
Timothy P.V. Mammen	7,326	97.65	3,663	3,663	0 - 7,326
Eugene Scherbakov, Ph.D.	7,326	97.65	3,663	3,663	0 - 7,326
Alexander Ovtchinnikov, Ph.D.	6,161	97.65	3,080	3,080	0 - 6,160
Trevor Ness	5,994	97.65	2,997	2,997	0 - 5,994

The Compensation Committee believes that four-year cliff vesting for annual awards provides a strong incentive for executives to remain employed by us and to focus on increasing our financial performance over the long-term, while discouraging short-term risk taking. The RSUs granted in 2015 may be entitled to dividends, should any be paid, at the discretion of the Compensation Committee. Any dividends on shares underlying the PSUs do not vest until the PSUs vest.

2016 Update
The Compensation Committee approved the grant of service-based stock options, service-based restricted stock units, and performance-based stock units to the Named Executive Officers in February 2016 as set forth in the table below. All awards in the table below vest on March 1, 2020.

Equity-Based Incentives Granted in 2016
Name	Service-Based Stock Options (#)	Exercise Price ($)	Service-Based Restricted Stock Units (#)	Performance-Based Stock Units (at Target) (#)	Performance-Based Stock Units Range (Based upon Achievement) (#)
Valentin P. Gapontsev, Ph.D.	—	—	—	—	—
Timothy P.V. Mammen	7,592	81.89	3,796	3,796	0 - 7,592
Eugene Scherbakov, Ph.D.	7,592	81.89	3,796	3,796	0 - 7,592
Alexander Ovtchinnikov, Ph.D.	6,394	81.89	3,197	3,197	0 - 6,394
Trevor Ness	6,227	81.89	3,114	3,114	0 - 6,228
All Other Compensation
Severance Benefits. The severance benefits we offer assist us in recruiting and retaining talented individuals and are consistent with the range of severance benefits offered by our peer group. The severance provisions of our employment agreements are summarized below in the section titled "Potential Payments upon Termination or Change in Control."
Retirement Benefits. We do not offer an executive retirement plan or a non-qualified deferred compensation plan. Executive officers in the United States are eligible to participate in our 401(k) retirement savings plan on the same terms as all other U.S. employees. Our 401(k) retirement savings plan is a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers). We made matching contributions to our employees at a rate of 50% of deferrals subject to a maximum of 6% of eligible compensation under the 401(k) retirement savings plan, including the Named Executive Officers, who participate in the plan as set forth in the Summary Compensation Table. Our executives outside of the United States participate in government-sponsored retirement programs.
Personal Benefits. Our executives are eligible to participate in employee benefit plans, including medical, dental, life and disability insurance, vacation and employee stock purchase plans. These plans generally are available to all salaried employees and do not discriminate in favor of executive officers. Benefits are intended to be competitive with the overall market in order to facilitate attraction and retention of high-quality employees. The Compensation Committee reviews executive perquisites in comparison to the peer group and made no changes in 2015. The Company provides Dr. Scherbakov with the use of an automobile, as it does to other high-ranking employees in Germany. The Company provides the use of a corporate aircraft to the Chief Executive Officer and other executives for business travel integral to the performance of their duties. Executives are encouraged to use the aircraft for efficiency, safety and security. However, executives are not allowed to use the aircraft for unreimbursed personal use but family may accompany executives on business trips on the aircraft.
Role of Compensation Committee
The Compensation Committee determines, approves and administers the compensation programs for our executive officers, including our Named Executive Officers. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the adoption of equity plans and certain other benefit plans. The Compensation Committee may delegate authority whenever it deems appropriate. In 2015, the Compensation Committee delegated authority to grant equity awards for non-executive officers to the Chief Executive Officer subject to certain conditions including amounts of awards and review of awards by the Compensation Committee.
Our Compensation Committee's policy is to set executive officer pay in accordance with the objectives of the Company's compensation programs as described above. In the Compensation Committee's view, the Company's executive compensation program provides an overall level of compensation opportunity that is competitive with peer companies. Actual compensation levels may be greater or less than target compensation levels provided by similar companies based upon short-term and long-term Company performance, as well as individual performance, contributions, skills, seniority, knowledge, experience and responsibilities.
Role of Management
The Chief Executive Officer participates in the establishment of the compensation targets and payout levels for the other Named Executive Officers. He assesses the performance for all Named Executive Officers and recommends to the Compensation Committee the overall levels of achievement, and personal performance in the year. Upon request, Named Executive Officers will provide supplemental material to the Compensation Committee to assist in making its determinations and the establishment of policies and practices. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Compensation Committee meetings at the invitation of the Compensation Committee.

Role of Independent Consultant
The Compensation Committee engaged Radford, an independent compensation consultant, to conduct a comprehensive review and analysis of our executive and non-employee director compensation program and to make recommendations for compensation related to 2015. Additionally, Radford provided non-executive compensation data and valuation services for equity incentives. With the authorization of the Compensation Committee, Radford's parent company, AON Hewitt, the parent company of Radford, provided health and welfare benefits consulting services related to a self-insurance evaluation. Radford’s parent company does not perform any other work for the Company. The Compensation Committee reviews the independence of Radford in light of SEC rules and NASDAQ listing standards regarding compensation consultants. The Compensation Committee believes that there are no actual or potential conflicts of interest with Radford in 2015.
Pay Positioning Strategy
In 2015, we positioned the midpoint of the Company's target total cash compensation range near the 65th percentile and the long-term incentive range near the 50th percentile of the target compensation of our peer group, resulting in targeted total compensation that is competitive within our labor market. An individual's actual compensation may fall below or above the target positions based on the individual's experience, seniority, skills, knowledge, performance, responsibilities and contributions as well as the Company's performance. These factors are weighed by the Compensation Committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions. In 2016, the Compensation Committee increased the long-term incentive range to near the 65th percentile because of the strong performance of management and to align the long-term incentive range with the cash incentive target range.
In analyzing our executive compensation program relative to this target market positioning, the Compensation Committee utilizes a comparative analysis of the compensation of our executive officers measured against a group of peer companies selected by the Compensation Committee. The peer companies are companies in the laser source and photonics industry, as well as a broader group of technology companies of comparable size and complexity that have similar growth rates and international scopes. For 2015, the peer companies were:

Analogic Corporation	Brooks Automation, Inc.	Chart Industries, Inc.
Cognex Corporation	Coherent, Inc.	Diodes, Inc.
Entegris, Inc.	FEI Company	FLIR Systems, Inc.
Graco, Inc.	II-VI Incorporated	MKS Instruments, Inc.
Newport Corporation	RBC Bearings Incorporated	Riverbed Technology, Inc.
Rofin-Sinar Technologies, Inc.	Teradyne, Inc.	Veeco Instruments, Inc.
The Compensation Committee reviews this peer group annually with input from Radford to ensure that the comparisons are meaningful. In this review, the Compensation Committee considers several factors in developing a peer group: it considers the current peer group to determine appropriateness, the peers used by institutional governance advisors, the companies that list our company as peer to understand crossover peers and broader research based upon established selection criteria to identify potential future peers. The Committee then develops criteria for business sector, market capitalization, revenue and headcount. Radford also supplements its peer analysis with the data from a broader list of high-technology public company participants in the Radford Executive Technology Survey targeting technology companies with comparable revenue levels. Companies which are no longer publicly traded are omitted from the peer group. Based upon this process and applying the criteria above, the Compensation Committee removed Hittite Microwave Corporation from the peer group for 2015 because it was acquired in the prior year.
For 2016, the Compensation Committee applied the methodology above and removed Chart Industries, Inc., Newport Corporation, RBC Bearings, Inc., Riverbed Technology, Inc. and Veeco Instruments Inc. because such peers fell below the targeted scope of one or more of market values, revenues and headcount or were acquired. Added to the peer group for 2016 were Barnes Group, Inc., OSI Systems, Inc., National Instruments, Inc., Nordson Corporation and Zebra Technologies, Inc.

Other Factors Affecting Compensation
Tax Deductibility under Section 162(m). Section 162(m) of the Internal Revenue Code ("Section 162(m)"), limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other most highly compensated officers other than its chief financial officer to $1 million per executive (the "$1 million cap"). The $1 million cap does not apply to "performance-based" compensation as defined under Section 162(m). The Compensation Committee's policy with respect to Section 162(m) is to consider the tax deductibility of awards as a factor in the compensation setting process while providing our executive officers with appropriate rewards for their performance. The Compensation Committee retains the discretion to provide compensation that may exceed the $1 million cap or not qualify for the performance-based compensation exception to Section 162(m).
Accounting Considerations. We consider the accounting implications of our executive compensation program. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to attempt to achieve a favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.
Compensation Risk
Management conducts an annual risk assessment of the Company's compensation policies and practices for all employees, including non-executive officers, and reports its findings to the Compensation Committee. In 2015, management concluded that the Company's compensation policies and practices are balanced and do not motivate imprudent risk taking. Management believes that IPG’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on IPG.
In reaching this conclusion, they considered the following factors:

•	our compensation program is designed to provide a mix of both fixed and variable incentive compensation;

•
our senior executives are subject to stock ownership guidelines, which we believe incentivize our executives to consider the long-term interests of the Company and our stockholders and discourage excessive risk-taking that could negatively impact our stock price; and

•
our incentive compensation programs are designed with vesting terms that are relatively consistent, spread out over several years, and do not contain steep payout "cliffs" that might encourage short-term business decisions in order to meet a vesting or payout threshold.

Other Policies
Anti-Hedging and Limitations on Pledging of Company Stock. The Board adopted policies prohibiting hedging transactions and limiting the pledging of our common stock. Under our insider trading policy, no director or employee may engage in shorting shares of our common stock, or buying or selling puts, calls or derivatives related to our common stock. A director or officer of the Company may not pledge shares constituting more than 20% of his or her total stock ownership. Pledges of shares constituting 20% or less of total stock ownership are subject to certain conditions.

Stock Ownership Guidelines. The Board adopted stock ownership guidelines to closely align the interests of our executive officers with those of our long-term stockholders. Under the guidelines, the Chief Executive Officer is expected to maintain a minimum investment on our common stock of five times his annual salary and other senior executive officers are expected to maintain a minimum investment on our common stock of the lesser of 5,000 shares or one times their respective annual salaries. All of our senior executive officers substantially exceed the ownership requirements under our stock ownership guidelines. These ownership levels are to be achieved no later than four years after the election as an executive officer, except that prior to such time the officer is expected to retain a certain portion of stock issued upon exercise of stock options or vesting of restricted stock awards until the minimum ownership levels are attained. For more information, see "Corporate Governance - Stock Ownership Guidelines."

Clawback Policies. In March 2015, the Compensation Committee approved a compensation recovery policy that allows the Company to recapture performance-based compensation from executives if the amount of the award was based upon achieving certain financial results that were later restated due to the participant's misconduct. In addition, all equity awarded to employees since 2007 contain a provision under which employees may be required to forfeit equity awards or profit from equity awards if they engage in certain conduct, including competing against the Company, disclosing confidential information, or soliciting its employees or customers.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executives for the fiscal years indicated below:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Valentin P. Gapontsev, Ph.D., Chief Executive Officer and Chairman of the Board(5)	2015	687,981	—	—	—	713,582	11,853	1,413,416
	2014	559,259	—	—	—	609,780	11,125	1,180,164
	2013	542,800	—	—	—	455,894	11,125	1,009,819
Timothy P.V. Mammen, Chief Financial Officer and Senior Vice President	2015	440,067	—	823,772	305,714	342,223	8,764	1,920,540
	2014	411,426	—	157,894	469,026	299,158	8,610	1,346,114
	2013	391,834	—	150,275	432,302	219,402	8,190	1,202,003
Eugene Scherbakov, Ph.D., Managing Director of IPG Laser GmbH, Senior Vice President, Europe and Director(5)	2015	450,449	—	823,772	305,714	363,675	30,231	1,973,841
	2014	445,548	14,839	143,540	429,390	323,835	35,806	1,392,958
	2013	432,777	—	132,242	403,482	246,462	33,677	1,248,640
Alexander Ovtchinnikov, Ph.D., Senior Vice President —Components	2015	400,579	—	692,661	257,099	277,003	9,240	1,636,582
	2014	374,508	—	136,363	396,360	272,314	9,042	1,188,587
	2013	363,600	—	108,198	345,842	203,593	8,892	1,030,125
Trevor Ness, Senior Vice President, World Wide Sales and Marketing	2015	383,543	—	673,995	250,130	298,267	8,511	1,614,446
	2014	351,750	—	122,009	363,330	255,767	8,340	1,101,196
	2013	316,214	—	114,209	345,842	187,623	130,967	1,094,855

(1)	Salaries for 2015 reflect 27 pay periods occurring in the year.

(2)
Valuation based on the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of service-based restricted stock unit, performance-based stock units and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 26, 2016. The amounts in the Stock Awards Column reflect service-based restricted stock units and performance-based stock units granted in 2015 and service-based restricted stock units granted in 2014 and 2013. The value of the performance-based stock units is based on the probable outcome of the performance conditions (at the grant date) in accordance with ASC Topic 718. The value of performance-based stock units at the grant date assuming the highest level of performance conditions will be achieved is $715,384, $715,384, $601,524 and $585,314 for Messrs. Mammen, Scherbakov, Ovtchinnikov and Ness, respectively. There is no assurance that any of the performance targets will be achieved, that the service-based awards will vest or that the any of the recipients will realize the values listed above.

(3)	Represents amounts earned under our STIP for services rendered in 2015, 2014 and 2013, respectively.

(4)
The amount in 2015 for Dr. Gapontsev consists of premiums paid for group term life insurance and the incremental cost of a family member accompanying him on the Company's aircraft. The amount for Dr. Scherbakov is the expense of an automobile provided by us.

(5)
Portions of the amounts paid to Dr. Gapontsev and Dr. Scherbakov were denominated in Euros and Rubles. Dr. Scherbakov's salary is approved in US dollars and payments are converted to Euro at then prevailing Euro exchange rate. Amounts paid in foreign currencies were translated into U.S. Dollars at the average daily exchange rates for the full years. The average daily rates in 2015, 2014 and 2013, for the Euro were 0.90, 0.75 and 0.78, respectively; and for the Ruble were 61.246, 31.9 and 31.17, respectively. As a result of compensation being paid in one or more currencies that fluctuate against the U.S. Dollar, the amount of salary paid may vary slightly from the salary stated in an employment agreement or approved by the Compensation Committee.

Employment Agreements
We have employment agreements with each of the executives named in the table above. The employment agreements expire on December 31, 2016. Upon their future expirations, the employment agreements renew for terms of one year, unless the Company or a Named Executive Officer provides written notice of its or his intention to not renew the agreement not less than six months before the expiration date. In the event of a change in control, the agreements would be extended to expire on the second anniversary of the change in control.
The employment agreements set the annual base salaries and provide that the Compensation Committee may adjust the salaries annually. In 2015, the salaries for the Named Executive Officers is as follows: $662,500 for Dr. Gapontsev, $462,200 for Dr. Scherbakov, $423,800 for Mr. Mammen, $385,700 for Dr. Ovtchinnikov and $369,300 for Mr. Ness. For 2016, the Compensation Committee approved annual base salaries of $735,400 for Dr. Gapontsev, $500,000 for Dr. Scherbakov, $436,500 for Mr. Mammen, $397,300 for Dr. Ovtchinnikov and $380,400 for Mr. Ness. The agreements entitle these executive officers to participate in bonus plans, standard insurance plans such as life, short-term disability and long-term disability insurance and retirement benefits, such as the 401(k) retirement savings plan and equity award plans described above, on similar terms and on a similar basis as such benefits are available to executives at similar levels within the Company. Each of these executive officers also entered into a separate restrictive covenant agreement with the Company in 2013 that prohibits each of them from competing with the Company for a period of one year after the termination of his employment with the Company for any reason and from hiring or attempting to hire the Company's employees or soliciting customers or suppliers of the Company for a period ending eighteen months following the termination of his employment for any reason. Each of the officers is entitled to receive his base salary for the period during which the Company enforces the non-competition provisions of the agreement but not for more than one year following the termination of his employment. The severance provisions of the agreements are summarized below in the section titled "Potential Payments upon Termination or Change in Control."

Grants of Plan-Based Awards Table
The following table provides information regarding plan-based awards in 2015:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Option Awards Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Valentin P. Gapontsev, Ph.D.	2/25/2015	289,844	662,500	1,490,625	—	—	—	—	—	—	—
Timothy P.V. Mammen	2/25/2015	139,854	317,850	635,742	—	—	—	—	—	—	—
	2/25/2015	—	—	—	1,832	3,663	7,326		—	—	470,842
	2/25/2015	—	—	—	—	—	—	3,663	—		352,930
	2/25/2015	—	—	—	—	—	—	—	7,326	97.65	305,714
Eugene Scherbakov, Ph.D.	2/25/2015	149,457	339,675	679,395	—	—	—	—	—	—	—
	2/25/2015	—	—	—	1,832	3,663	7,326		—	—	470,842
	2/25/2015	—	—	—				3,663	—		352,930
	2/25/2015	—	—	—	—	—	—	—	7,326	97.65	305,714
Alexander Ovtchinnikov, Ph.D.	2/25/2015	112,509	257,146	578,589	—	—	—	—	—	—	—
	2/25/2015	—	—	—	1,540	3,080	6,161	—	—	—	395,903
	2/25/2015	—	—	—	—	—	—	3,080	—		296,758
	2/25/2015	—	—	—	—	—	—	—	6,161	97.65	257,099
Trevor Ness	2/25/2015	121,869	276,975	553,987	—	—	—	—	—	—	—
	2/25/2015	—	—	—	1,499	2,997	5,994	—	—	—	385,234
	2/25/2015	—	—	—	—	—	—	2,997	—		288,761
	2/25/2015	—	—	—	—	—	—	—	5,994	97.65	250,130

(1)
Amounts shown include the payouts under the STIP for 2015 financial performance at the three goals plus individual performance at maximum for each. The performance goals used in determining STIP payments are discussed in the Compensation Discussion and Analysis above. Actual amounts paid for 2015 performance are shown in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table above.

(2)	For a description of the performance-based stock units, see Compensation Discussion and Analysis-Equity-Based Incentives Granted in 2015.

(3)	The amounts listed reflect restricted stock units and stock options granted under our 2006 Incentive Compensation Plan and are described in the Outstanding Equity Awards Table below.

(4)
Valuation based upon the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of equity awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 26, 2016. The option exercise price has not been deducted from the amounts indicated above and we disregard an estimate of forfeitures. Regardless of the value placed on an equity award on the grant date, the actual value of the equity award will depend on the market value of our common stock at such date in the future when the restricted stock unit vests or the stock option is exercised, and the performance of our common stock in relation to the Russell 3000 on the measurement date with respect to the award. For informational purposes, if the maximum level of performance was achieved for the performance-based stock units, the values, calculated by multiplying the closing stock price on the grant date by the number of shares issuable upon achievement of the maximum level of performance, are $715,384, $715,384, $601,524 and $585,314 for Mr. Mammen, Drs. Scherbakov and Ovtchinnikov, and Mr. Ness, respectively.

Outstanding Equity Awards Table
The following table provides information regarding unexercised stock options and unvested restricted stock units as of December 31, 2015:

	Option Award (1)					Stock Award (1)
Name	Grant Date	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(1)(4)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (4)
Valentin P. Gapontsev, Ph.D.	—	—	—	—	—	—	—	—	—
Timothy P.V. Mammen	2/26/2010	26,250	—	15.82	2/25/2020	—	—	—	—
	3/1/2011	21,600	—	53.76	2/28/2021	—	—	—	—
	2/14/2012	—	12,500	58.65	2/13/2022	—	—	—	—
	2/14/2012	—	—	—	—	2,050	182,778	—	—
	3/1/2013	—	15,000	60.11	2/28/2023	—	—	—	—
	3/1/2013	—	—	—	2/28/2023	2,500	222,900	—	—
	2/28/2014	—	14,200	71.77	2/27/2024	—	—	—	—
	2/28/2014	—	—	—	2/27/2024	2,200	196,152	—	—
	2/25/2015	—	—	—	—	3,663	326,593	—	—
	2/25/2015	—	7,326	97.65	2/24/2025	—	—	—	—
	2/25/2015	—	—	—	—	—	—	7,326	653,186
Eugene Scherbakov, Ph.D.	2/26/2009	2,750	—	8.26	2/25/2019	—	—	—	—
	2/26/2010	20,562	—	15.82	2/25/2020	—	—	—	—
	3/1/2011	19,000	—	53.76	2/28/2021	—	—	—	—
	2/14/2012	—	12,500	58.65	2/13/2022	—	—	—	—
	2/14/2012	—	—	—	—	2,050	182,778	—	—
	3/1/2013	—	14,000	60.11	2/28/2023	—	—	—	—
	3/1/2013	—	—	—	2/28/2013	2,200	196,152	—	—
	2/28/2014	—	13,000	71.77	2/27/2024	—	—	—	—
	2/28/2014	—	—	—	2/27/2024	2,000	178,320	—	—
	2/25/2015	—	7,326	97.65	2/24/2025			—	—
	2/25/2015	—	—	—	—	3,663	326,593	—	—
	2/25/2015	—	—	—	—	—	—	7,326	653,186
Alexander Ovtchinnikov, Ph.D.	3/1/2011	19,000	—	53.76	2/28/2021	—	—	—	—
	2/14/2012	—	11,750	58.65	2/13/2022	—	—	—	—
	2/14/2012	—	—	—	—	1,920	171,187	—	—
	3/1/2013	—	12,000	60.11	2/28/2023	—	—	—	—
	3/1/2013	—	—	—	2/28/2023	1,800	160,488	—	—
	2/28/2014	—	12,000	71.77	2/27/2024	—	—	—	—
	2/28/2014	—	—	—	2/27/2024	1,900	169,404	—	—
	2/25/2015	—	—	—	—	3,080	274,613	—	—
	2/25/2015	—	6,161	97.65	2/24/2025	—	—	—	—
	2/25/2015	—	—	—	—	—	—	6,160	549,226
Trevor Ness	3/1/2011	10,000	—	53.76	2/28/2021	—	—	—	—
	2/14/2012	—	9,000	58.65	2/13/2022	—	—	—	—
	2/14/2012	—	—	—	—	1,470	131,065	—	—
	3/1/2013	—	12,000	60.11	2/28/2023	—	—	—	—
	3/1/2013	—	—	—	—	1,900	169,404	—	—

2/28/2014	—	—	—	—	1,700	151,572	—	—
2/28/2014	—	11,000	71.77	2/27/2024	—	—	—	—
2/25/2015	—	—	—	—	2,997	267,213	—	—
2/25/2015	—	5,994	97.65	2/24/2025	—	—	—	—
2/25/2015	—	—	—	—	—	—	5,994	534,425

(1)
The vesting dates are as follows and assume the continued service of the Named Executive Officer: awards granted in 2012 vest in four equal quarterly installments commencing on March 31, 2016; awards granted in 2013 vest in four equal quarterly installments commencing on March 1, 2017; and awards granted in 2014 and 2015 vest in one installment on March 1, 2018 and March 1, 2019, respectively.

(2)	Represents the closing common stock price of a share on the grant date.

(3)	Based upon the closing common stock price on December 31, 2015, which was $89.16 per share.

(4)
The performance-based stock unit vesting determination date is March 1, 2018 and vest in an amount ranging from 0% to 200% based upon achievement of performance metrics. Represents estimated value at December 31, 2015 assuming attainment of maximum level (200%).

Option Exercises and Stock Vested Table
The following table provides information regarding stock option exercises and stock vested in 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Valentin P. Gapontsev, Ph.D.	—	—	—
Timothy P.V. Mammen	34,300	2,395,102	3,700	317,279
Eugene Scherbakov, Ph.D.	—	—	3,285	281,692
Alexander Ovtchinnikov, Ph.D.	—	—	3,285	281,692
Trevor Ness	7,500	322,081	234	22,441

(1)	The value realized is based on the difference between the reported closing common stock price on the date of exercise and the exercise price of the stock option.

(2)	The value realized is based on the reported closing common stock prices on the vesting dates of the restricted stock units.
Potential Payments upon Termination or Change in Control
If the Company terminates the employment of any of the Named Executive Officers without cause (as defined in the respective employment agreements) or any of the Named Executive Officers terminates his employment for good reason (as defined in the respective employment agreements) ("cause" and "good reason" are referred to below as "Involuntary Terminations"), then the officer would receive:
(a) continuation of salary for eighteen months, except in the case of Dr. Gapontsev, who would receive continuation of salary for thirty-six months;

(b) a portion of the annual bonus that the executive would have received had he remained employed through the end of the applicable bonus period, including the individual performance element (the portion based upon the percentage of the year that he was employed by the Company);

(c) continuation of health benefits for eighteen months, except in the case of Dr. Gapontsev, who would receive continuation of health benefits for thirty-six-months; and

(d) accelerated vesting of equity compensation awards that otherwise would have vested within twelve months of termination of employment.

Upon an Involuntary Termination within twenty-four months following a change in control of the Company, the Named Executive Officer would be entitled to continuation of salary and health benefits for twenty-four months, the pro rated bonus for the year of termination plus a payment of two times the average annual bonus paid to the Named Executive Officer for the three years preceding the termination. In the case of the Chief Executive Officer, he would be entitled to continuation of salary and health benefits for thirty-six months, the pro rated bonus for the year of termination plus a payment of three times the average annual bonus paid to him for the three years preceding the termination. Under the employment agreements, all equity awards vest fully if a change in control occurs followed within two years by an Involuntary Termination. Upon a change in control, the officers' employment periods under the agreements would automatically be extended to the second anniversary of the change in control if such date is later than expiration of the current term.

If the employment period of any of the Named Executive Officers terminates and the Company does not offer such officer continued employment in the same or a substantially similar position or in a higher position than the officer's position at the end of the employment period and at a compensation level that is the same or substantially similar to the compensation level in effect at the end of the employment period, then such officer may resign from employment and would receive continuation of salary and health benefits for twelve months, except for the Chief Executive Officer who would receive the same for twenty-four months, plus a portion of the annual bonus that the executive would have received had he remained employed through the end of the applicable bonus period, including the individual performance element (the portion based upon the percentage of the year that he was employed by the Company).

A Named Executive Officer would also receive the payments described in clause (b) above if his employment is terminated by death or disability. Under the employment agreements, the Company would not be obligated to make any cash payments if employment were terminated by the Company for cause or by the executive not for good reason.

Severance payments to the officers are conditioned upon the release of claims by the Named Executive Officer in favor of the Company. Each of the Named Executive Officers also has an agreement with the Company that prohibits him from competing with the Company for a period of one year after the termination of his employment with the Company for any reason and from hiring or attempting to hire the Company's employees or soliciting customers or suppliers of the Company for a period ending eighteen months following the termination of his employment for any reason. Each of the Named Executive Officers is entitled to receive his base salary for the period during which the Company enforces the non-competition provisions of the agreement but not for more than one year following termination of his employment.
The following table provides information regarding compensation and benefits that would be payable to our Named Executive Officers as of December 31, 2015, upon an Involuntary Termination absent a change in control and preceded by a change in control. The incentive plan severance was calculated using the actual amount awarded under the 2015 STIP. There can be no assurance that the event triggering payments would produce the same or similar results as those described below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is incorrect. Any actual payments and benefits may be different due to a number of factors that affect the nature and amount of any potential payments or benefits.

Name	Benefit	Termination Without Cause or For Good Reason ($)(1)	Termination Without Cause or For Good Reason Following a Change in Control ($)(1)
Valentin P. Gapontsev, Ph.D.	Salary Severance and Benefits Continuation	2,023,146	2,023,146
	Incentive Plan Severance	713,582	2,139,106
	Equity Acceleration	—	—
	Total	2,736,728	4,162,252
Timothy P.V. Mammen	Salary Severance and Benefits Continuation	662,843	883,791
	Incentive Plan Severance	342,223	806,592
	Equity Acceleration	711,267	2,638,997
	Total	1,716,333	4,329,380
Eugene Scherbakov, Ph.D.	Salary Severance and Benefits Continuation	699,736	932,981
	Incentive Plan Severance	363,675	874,279
	Equity Acceleration	674,266	2,638,997
	Total	1,737,677	4,446,257
Alex Ovtchinnikov, Ph.D.	Salary Severance and Benefits Continuation	604,417	805,890
	Incentive Plan Severance	277,003	699,798
	Equity Acceleration	529,680	2,231,774
	Total	1,411,100	3,737,462
Trevor Ness	Salary Severance and Benefits Continuation	581,093	774,791
	Incentive Plan Severance	298,267	670,192
	Equity Acceleration	405,655	2,068,159
	Total	1,285,015	3,513,142

(1)
Equity acceleration is calculated using the full value of service-based restricted stock units and the maximum amount of shares for performance-based stock units based upon the closing sale price of our common stock on December 31, 2015 of $89.16 per share and the aggregate difference between the exercise prices of outstanding stock options and the closing sale price of our common stock on December 31, 2015.

EQUITY COMPENSATION PLANS
Equity Plans
Our 2006 Incentive Compensation Plan (the “2006 Plan”) enables the Company to make stock-based and non-stock awards to its eligible employees, non-employee directors and independent contractors. The 2006 Plan provides for the grant of: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, cash awards, and any combination of the foregoing. The purpose of the 2006 Plan is to motivate employees, non-employee directors and independent contractors by providing an opportunity to acquire cash or equity incentive awards, and to provide a means through which the Company, its affiliates and group companies may attract the highest-quality individuals to enter employment or engagement with the Company or its affiliates and to align the interests of such individuals with the Company's stockholders.
The 2006 Plan was approved by our stockholders in 2006 and amendments were approved by stockholders in 2011 and in 2015. The 2006 Plan terminates in June 2025. The maximum number of shares authorized for issuance under the 2006 Plan is 10,279,192 shares, which includes the 10,000,000 shares approved at the 2011 annual meeting of stockholders, 84,273 shares previously authorized and approved for issuance but not awarded under the IPG Photonics 2000 Incentive Compensation Plan (the “2006 Plan”) and rolled into the 2006 Plan and 194,919 shares previously authorized and approved for issuance but not awarded under the IPG Photonics Corporation Non-Employee Directors Stock Plan which were rolled into the 2006 Plan.
Generally, any shares underlying an award under the 2006 Plan that expire without being exercised, or are forfeited, canceled or otherwise terminated without a distribution to a participant of shares, cash, or other benefit in lieu of shares will again be available for issuance under the 2006 Plan. Notwithstanding the foregoing, the following shares may not be recycled into the 2006 Plan and again become available for issuance: (i) shares tendered to pay the exercise price of stock options and stock appreciation rights (including through "net exercise"), (ii) the total number of shares granted pursuant to stock-settled stock appreciation rights, (iii) any shares withheld by the Company to satisfy tax obligations with respect to any awards, and (iv) shares repurchased on the open market with the proceeds of the stock option exercise price.
The 2006 Plan provides for the following award limitations:

•
The maximum aggregate number of shares underlying all stock options, stock appreciation rights and any other awards that are intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m) and are measured in shares (whether payable in shares, cash or a combination of both) that may be granted to any single participant (other than a non-employee director) in any single calendar year is 1,000,000 shares, as adjusted for any Company recapitalization, reorganization, stock dividend or similar event.

•
The Company may not grant cash awards intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m) with respect to more than $4,000,000 to any single participant in any single calendar year.

•
In determining a cash award payout to a single "covered employees" (as defined in Internal Revenue Code Section 162(m)) in a single year through the use of an incentive pool, the percentage of the incentive pool allocated to such covered employee may not exceed 30% of the total incentive pool. In addition, the aggregate payments to all incentive pool participants may not exceed 100% of the incentive pool.

•
The maximum aggregate number of shares underlying all awards measured in shares (whether payable in shares, cash or a combination of both) that may be granted to any single participant who is a non-employee director in any period beginning on an annual stockholder meeting date and ending on the day immediately preceding the following annual stockholder meeting date is 50,000 shares, as adjusted for any Company recapitalization, reorganization, stock dividend or similar event.

•
The Company may not grant total cash awards (inclusive of annual retainer amounts under the director compensation plan) more than $250,000 to any single non-employee director in any single calendar year.

•
No more than 833,333 shares may be cumulatively available for awards of incentive stock options under the 2006 Plan and maximum aggregate number of shares underlying awards that may be granted in any calendar year to any participant as incentive stock options is 133,333.

•	The aggregate market value of common stock with respect to which incentive stock options are exercisable for the first time by a participant in a single calendar year may not exceed $100,000.

•
Each share of restricted stock, stock unit, performance share, performance unit or other award under the 2006 Plan with value denominated in full shares shall equate to 1.60 shares of common stock for purposes of determining any individual or aggregate award limitations under the 2006 Plan and for purposes of calculating the aggregate number of shares available for awards under the 2006 Plan. If any such awards again become available for issuance under the 2006 Plan as described above, the number of shares added back to the 2006 Plan will follow the same 1.60 per share ratio.

Stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, and other equity-based awards under the 2006 Plan are subject to a minimum required vesting period of one year, except that up to 5% of the shares reserved for issuance under the 2006 Plan may be granted to participants without regard to any minimum vesting periods. The 2006 Plan prohibits the granting of dividend equivalent rights with respect to stock options and stock appreciation rights. Also, the 2006 Plan provides a limited exception to double-trigger vesting by causing awards granted under the 2006 Plan to immediately vest upon a change in control only if the successor entity does not agree to assume outstanding awards or replace outstanding awards with economically equivalent awards. If the If the awards are assumed or replaced with economically equivalent awards, then such awards are treated the same as under the Current Plan-the vesting of awards will only be accelerated if, within two years following a change in control, the participant's employment is terminated by the Company without "Cause" or by the participant for "Good Reason" (each term as defined in the 2006 Plan).
In the event of a change in control (as defined in the 2006 Plan) and a participant's subsequent termination within 24 months of the change in control either (i) by the Company other than for "Cause" or (ii) by the participant for "Good Reason," unless the Compensation Committee expressly provides otherwise in an applicable award agreement, any outstanding awards held by the participant will immediately become vested and exercisable in full. "Cause" and "Good Reason" have the meanings set forth in any applicable employment, consulting, severance or other written agreement between the Company and the participant or, if none, any award agreement or, if none, the 2006 Plan. The Compensation Committee has the discretion to terminate all or a portion of any outstanding awards upon a change in control, after giving notice to each affected participant. Each affected participant would receive an amount equal to the value of such award on the date of the change in control or, with respect to each share of stock subject to a stock option or stock appreciation right, an amount equal to the excess of the fair market value of the shares of stock immediately prior to the occurrence of the change in control over the exercise price per share of such stock option or stock appreciation right. Such amounts would be payable in cash, other property or a combination thereof, in the Committee's discretion. Awards granted to non-employee directors vest upon a change in control.
The 2006 Plan is administered by the Compensation Committee and has delegated to our Chief Executive Officer the authority to grant up to a specific number of equity awards to current or prospective employees (other than those individuals subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") at the time of grant) in the Chief Executive Officer's discretion.
Employee Stock Purchase Plan
We maintain an employee stock purchase plan, which is intended to be qualified under Section 423 of the Code. Each of our U.S. employees and a limited group of our German employees who customarily work more than 20 hours per week and more than five months in any calendar year is eligible to participate in this plan after completing six months of service. To participate in the plan, an employee may designate prior to the commencement of a six-month offering period the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the plan, which amount may not exceed 10% of his compensation. On each purchase date, shares of our stock are purchased automatically for each participant with the amounts withheld from his or her payroll deductions at a price equal to 85% of the lesser of the fair market value of the shares on the purchase date or the fair market value of the shares on the first day of the offering period. An employee may not participate in an offering period if, immediately after the purchase of shares, the employee would own shares or hold options to purchase shares of our stock possessing 5% or more of the total combined voting power or value of all classes of our stock. The employee stock purchase plan includes a "Non-Code Section 423 Component" for the employees of subsidiaries outside the United States.

AUDIT COMMITTEE REPORT
The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm's qualifications, independence and performance.
Management has primary responsibility for the financial statements and is responsible for establishing and maintaining the Company's system of internal controls and for preparation of the Company's financial statements. The Company's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an integrated audit of the Company's consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing an opinion on the financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee also employs an international auditing firm to conduct internal audits throughout the Company of various financial, operational and information technology areas as selected each year by the Audit Committee. The Audit Committee periodically met and held separate discussions with the internal auditors and the Company's independent registered public accounting firm, with and without management present, to review the adequacy of the Company's internal controls, financial reporting practices and audit process.
The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2015 with management and the independent registered public accounting firm. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the required communications described in Auditing Standard No. 16, Communication with Audit Committees, and those matters required to be reviewed pursuant to Rule 2-07 of Regulation S-X as well as the results of their audit of the effectiveness of internal controls over financial reporting.
The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between that firm and the Company that might bear on their independence, consistent with PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has discussed the written statement with the independent registered public accounting firm and has considered whether its provision of any other non-audit services to the Company is compatible with maintaining the auditors' independence.
Based on the above-mentioned reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.
The information in this Audit Committee Report shall not be considered "soliciting material" or "filed" with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

AUDIT COMMITTEE
William S. Hurley, Chair
Michael C. Child
Henry E. Gauthier
Thomas J. Seifert
March 29, 2016

PROPOSAL 2: RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2015. Our Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2016, and to conduct an integrated audit of our consolidated financial statements for the year ending December 31, 2016 and of our internal control over financial reporting as of December 31, 2016.
The Audit Committee is solely responsible for the appointment, retention, termination and oversight of the work of our independent registered public accounting firm, including the approval of all engagement fees, terms, and the annual audit plan. In determining whether to reappoint Deloitte & Touche LLP as the Company's independent external auditor, the Audit Committee took into consideration several factors, including an assessment of the professional qualifications and past performance of the lead audit partner and the Deloitte & Touche LLP team, the quality and level of transparency of the Audit Committee's relationship and communications with Deloitte & Touche LLP. The Audit Committee considered, among other things, the knowledge and skills of Deloitte & Touche LLP's auditing experts that would be providing services to the Company, international scope and knowledge of the Company and its operations. After its assessment, the Audit Committee concluded that the best course of action was to reappoint Deloitte & Touche LLP as the Company's independent external auditor for 2016. Lead and concurring audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide services. The maximum number of consecutive years of service in that capacity is five years and 2019 will be a year of lead audit partner rotation. The Audit Committee was directly involved in the selection process of the current and prior lead audit partners. In 2014, the process for rotation of the Company's lead audit partner involved a meeting between the Audit Committee and the successor candidate, as well as meetings with management.
Fees Paid to Deloitte & Touche. The fees for services provided by Deloitte & Touche LLP, member firm of Deloitte Touche Tohmatsu, and their respective affiliates, to the Company were:

	Fees
Fee Category	2015	2014
Audit fees	$1,509,220	$1,391,908
Audit-related fees	$49,604	—
Tax fees	$50,000	224,501
All other fees	$—	—
Total Fees	$1,608,824	$1,616,409
Audit fees. These fees comprise fees for professional services rendered in connection with the audit of the Company's consolidated financial statements that are customary under auditing standards generally accepted in the United States. Audit fees also include fees for consents and reviews related to SEC filings and quarterly services with respect to the preparation of our unaudited quarterly financial statements. The audit fees in 2015 increased attributable to an increase in scope.
Audit-related fees. These fees comprise fees for services that are reasonably related to the performance of the audit or review of the Company's financial statements.
Tax fees. Fees for tax services consist of fees for tax compliance services and tax planning and advice services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. The tax fees in 2015 relate to assistance with the analysis of research and development tax credits and assistance.
All other fees. These are fees for any services not included in the other three categories.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services as well as specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for each fiscal year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.
Our Audit Committee is solely responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board submit this matter to the stockholders in a non-binding advisory vote as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
RATIFICATION OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of such forms received by it and the written representations of its Reporting Persons, the Company has determined that no such persons known to it were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except for the Form 4 of Mr. Meurice filed on June 22, 2015, which reported the tax withholding of shares for restricted stock units that vested on June 3, 2015.
2017 Annual Meeting and Nominations
Stockholders may present proposals for action at a future meeting and nominations for director if they comply with applicable SEC rules and our by-laws. If you would like us to consider including a proposal in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, it must be received by our Secretary, at IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540, on or before December 13, 2016. If you would like to present a proposal at the 2017 annual meeting of stockholders or nominate a director next year, but not to have such proposal or nominee included in our proxy statement relating to that meeting, such proposal or nomination must be received by our Secretary not earlier than February 1, 2017 and not later than March 3, 2017. Our by-laws contain additional specific requirements regarding a stockholder's ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. Our by-laws require that the notice to the Company include (i) information relating to the name, age and experience of the nominee and such other information concerning such nominee as would be required under the then-current rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee, (ii) the nominee's written consent to being named in the proxy statement and serving as a director, if elected and (iii) the name and address of the record holder and beneficial holder of the shares, the number of shares held of record or beneficially owned, and representations as described in our by-laws. If the Nominating and Corporate Governance Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the Company's procedures, the rules and regulations of the SEC or other applicable laws or regulations, such nomination will be void. If you would like a copy of the requirements contained in our by-laws, please contact our Secretary.
No Incorporation by Reference
In our filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the Compensation Committee Report and the Audit Committee Report contained in this proxy statement specifically are not incorporated by reference into any of our other filings with the SEC, are not to be deemed soliciting materials or subject to the liabilities of Section 18 of the Exchange Act. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.
Stockholders Sharing the Same Address

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or annual report, call 877-373-6374 if you are a stockholder of record, or contact your bank or broker if you own shares in "street name."

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your bank or broker if your shares are held in "street name." You may notify us if you are a stockholder of record by calling 877-373-6374.

IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE
TITLE BAR.
Proxies submitted by the Internet or telephone must be
received by 1:00 a.m., Central Time, on June 1, 2016.
Vote by Internet

•	Log on to the Internet and go to
www.investorvote.com/ipgp

•	Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the
USA, US territories & Canada any time on a touch
tone telephone. There is NO CHARGE to you for
the call.
• Follow the instructions provided by the recorded
message.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board recommends a vote FOR all nominees and proposals listed in Proposals 1 and 2.

1.	Election of Directors	For	Withhold		For	Withhold		For	Withhold	+
	01 - Valentin P. Gapontsev, Ph.D.	☐	☐	02 - Eugene Scherbakov, Ph.D.	☐	☐	03 - Igor Samartsev	☐	☐

	04 - Michael C. Child	☐	☐	05 - Henry E. Gauthier	☐	☐	06 – William S. Hurley	☐	☐

	07 - Eric Meurice	☐	☐	08 - John R. Peeler	☐	☐	09 – Thomas J. Seifert	☐	☐

		For	Against	Abstain
2.	Ratify our independent registered public accounting firm.	☐	☐	☐

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+
2016 Annual Meeting Admission Ticket

2016 Annual Meeting of Stockholders
IPG Photonics Corporation
June 1, 2016
50 Old Webster Road, Oxford, Massachusetts 01540

Upon arrival, please present this admission ticket
and photo identification at the registration desk.
If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits a stockholder and one guest. All meeting attendees must present valid photo identification. For your safety, all personal items including bags, purses and briefcases are subject to inspection. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the lobby area. No personal items, with the exception of purses, may be carried into the meeting area.
From the East
Travel the Mass Turnpike West to Auburn Exit 10. From the tollbooth bear to the left and take the second right, I-395 South, Oxford. Travel I-395 South and take Exit 4B Sutton Ave., Oxford. From Exit 4B go to the set of traffic lights and turn left onto Main Street (Rt. 12 South). Follow Main Street for approximately 1.5 miles turn right onto Harwood Street. Follow Harwood Street for 1.5 miles (bear left at fork in road), Harwood Street becomes Old Webster Road. IPG Photonics will be on your left.
From the West
Travel the Mass Pike East to Exit 10 Auburn, approximately a 15 minute drive. From the tollbooth, bear to the left and take the second right, I-395 South, Oxford. From Exit 4B go to the set of traffic lights and turn left onto Main Street (Rt. 12 South). Follow Main Street for approximately 1.5 miles turn right onto Harwood Street. Follow Harwood Street for 1.5 miles (bear left at fork in road), Harwood Street becomes Old Webster Road. IPG Photonics will be on your left.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — IPG Photonics Corporation

Notice of 2016 Annual Meeting of Stockholders
50 Old Webster Road, Oxford, MA 01540
Proxy Solicited by Board of Directors for Annual Meeting – June 1, 2016
Dr. Valentin P. Gapontsev and Angelo P. Lopresti, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of IPG Photonics Corporation to be held on June 1, 2016 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 AND 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)